Exhibit 2.1
ASSET PURCHASE AGREEMENT
dated as of
September 8, 2017
by and among
INTEGRA LIFESCIENCES HOLDINGS CORPORATION,
INTEGRA LIFESCIENCES CORPORATION
INTEGRA LIFESCIENCES SALES LLC,
INTEGRA LIFESCIENCES (IRELAND) LIMITED,
INTEGRA NEUROSCIENCES IMPLANTS (FRANCE) SAS,
INTEGRA LIFESCIENCES SERVICES (FRANCE) SAS,
INTEGRA NEUROSCIENCES LIMITED,
INTEGRA LIFESCIENCES ITALY S.R.L,
INTEGRA GMBH,
INTEGRA LS (BENELUX) NV,
INTEGRA CANADA ULC
INTEGRA CI INC.
as the Sellers
and
NATUS MEDICAL INCORPORATED,

as Buyer

i

ii

Exhibit G - Form of Codman Transitional Manufacturing Agreement
Exhibit H - Form of Codman Transitional Services Agreement
Exhibit I - Form of Integra Shunts Transitional Manufacturing Agreement
Exhibit J - FTC Proposed Order
Exhibit K - FTC Final Order

iii

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is made as of September 8, 2017 (this “Agreement”), by and among Integra LifeSciences Holdings Corporation, a Delaware corporation (“Integra”), Integra LifeSciences Corporation, a Delaware corporation, Integra Lifesciences Sales LLC, a Delaware limited liability company, Integra CI Inc., a Cayman Islands corporation, Integra Lifesciences (Ireland) Limited, a single member company, Integra Neurosciences Implants (France) SAS, a French société par actions simplifiée, Integra Lifesciences Services (France) SAS, a French société par actions simplifiée, Integra Neurosciences Limited, a company limited by shares, Integra Lifesciences Italy S.r.l., an Italian Società a responsabilità limitata, Integra GmbH, a limited liability company, Integra LS (Benelux) NV, a Belgian company, a company limited by shares, and Integra Canada ULC, a Canadian company, a company limited by shares (collectively with Integra, the “Sellers”), and Natus Medical Incorporated, a Delaware corporation (“Buyer”).
RECITALS
WHEREAS, Integra is a party to the Codman Purchase Agreement, pursuant to which Integra has agreed to acquire certain assets and assume certain liabilities of DePuy Synthes Inc. (“Codman”) comprising its Codman neurosurgery business;

WHEREAS, the United States Federal Trade Commission (“FTC”) staff has raised the concern that the acquisition of those certain Codman assets and liabilities by Seller is likely to produce anti-competitive effects in the alleged relevant product market(s) in the United States for neurosurgery products, which would not be in the public interest, including, but not limited to, by eliminating competition between Seller and those Codman assets and liabilities;

WHEREAS, in order to resolve the concerns raised by FTC staff in these alleged product markets in the United States, Seller has agreed to enter into an agreement to divest certain assets related to these products with the Buyer to permit the Buyer to replace lost competition by itself manufacturing, marketing and selling the products referred to above into the respective alleged product markets;

WHEREAS, the FTC has or is about to issue a Decision and Order (the “FTC Order”), governing the scope, nature and extent and requirements of this Agreement.

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, on the terms and subject to the conditions set forth herein, all of the Sellers’ right, title and interest in and to the Business Assets, which consist of both the Integra Business Assets and the Codman Business Assets, to satisfy the requirements of an anticipated Law issued by the FTC, all upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, in connection therewith, the Parties desire that Buyer assume, on the terms and subject to the conditions set forth herein, the Assumed Liabilities.
AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I.
CERTAIN DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1    Definitions. As used herein, the following terms shall have the following meanings:
“Accountant” has the meaning provided such term in Section 2.5(c).
2    “Accrued PTO” means with respect to any Business Employee, such employee’s accrued but unpaid paid time off balance, excluding for the avoidance of doubt Company holidays or paid personal days, in each case as of the Closing.
3    “Accrued PTO Rollover Consents” has the meaning provided such term in Section 5.9(c).
4    “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided that such Person shall be deemed an Affiliate for only so long as such control exists. For purposes of this definition, “control”, when used with respect to any specified Person, means (i) the direct or indirect ownership of more than fifty percent (50%) of the total voting power of securities or other evidence of ownership interest in such Person or (ii) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms “controls” and “controlled” have meanings correlative to the foregoing.
5    “Agreement” has the meaning provided such term in the preamble to this Agreement.
6    “Allocation” has the meaning provided such term in Section 2.2.
7    “Añasco Facility” means the facility located at Road 402 North, Km 1.2 Añasco, 00610, Puerto Rico.
8    “Ancillary Agreements” means the Integra Transitional Services Agreement, the Reverse Transitional Services Agreement, the Integra ICP Transitional Manufacturing Agreement, Integra Shunts Transitional Manufacturing Agreement, the Bill of Sale, the Assumption Agreement, the Assignment of Registered Intellectual Property and any other agreements or instruments executed pursuant hereto.
9    “Assumed Liabilities” means: (i) any and all Liabilities to the extent resulting from or arising out of any operation or conduct of the Business on or after the Closing Date or the ownership or use of any of the Business Assets on or after the Closing Date, including all such Liabilities of Integra and its Affiliates arising on or after the Closing Date under the Shunt Development Agreement to the extent related to the activities subject thereto occurring within the United States, but, in each case, excluding Liabilities to the extent they constitute Retained Liabilities (ii) all Liabilities allocated to Buyer pursuant to Section 5.1, Section 5.6, or Section 5.9, (iii) all

Liabilities listed on Schedule 1.1(a), (iv) all Liabilities assumed by or agreed to be performed by Buyer pursuant to this Agreement or any of the Ancillary Agreements and (v) the Assumed PTO.
10    “Assumed PTO” has the meaning provided such term in Section 5.9(c).
11    “Base Purchase Price” has the meaning provided such term in Section 2.2.
12    “Benefit Plan” means each material benefit, retirement, employment, compensation, incentive, compensatory equity award, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and covering one or more Business Employees or the beneficiaries or dependents of any such persons, and is maintained, sponsored, contributed to, or required to be contributed to by any Seller, or under which any Seller has any material liability for premiums or benefits.
13    “Biot Facility” means the facility located at 2905 Route des Dolines, 06560 Valbonne, France.
14    “Business” means, as comprised as of the Closing Date, the Integra Business and the Codman Business.
15    “Business Assets” means all of the Sellers’ right, title and interest as of the Closing in and to all of the Integra Business Assets and Codman Business Assets owned, licensed or leased by any of the Sellers.
16    “Business Contracts” means the Integra Business Contracts and the Codman Business Contracts.
17    “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New Jersey or a federal holiday in the United States.
18    “Business Employees” means the employees of any Seller who are listed on Schedule 1.1(b) and employed by such Seller as of immediately prior to the Closing.
19    “Business Intellectual Property” means the Integra Business Intellectual Property and the Codman Business Intellectual Property.
20    “Business Lease(s)” has the meaning provided such term in this Section 1.1.
21    “Buyer” has the meaning provided such term in the preamble to this Agreement.
22    “Buyer 125 Plan” has the meaning provided such term in Section 5.9(g).
23     “Buyer 401(k) Plan” has the meaning provided such term in Section 5.9(f).
24    “Buyer Indemnified Parties” has the meaning provided such term in Section 8.2(a).
25    “Claim Notice” has the meaning provided such term in Section 8.3(a).

26    “Closing” has the meaning provided such term in Section 2.3(a).
27    “Closing Date” has the meaning provided such term in Section 2.3(a).
28    “Closing Statement” has the meaning provided such term in Section 2.5(a).
29    “Closing Statement Principles” means GAAP applied on a basis consistent with the application of GAAP in the Financial Information.
30    “Code” means the Internal Revenue Code of 1986, as amended.
31    “Codman Business” means, as comprised on the Closing Date, the business activities and operations of the Sellers in the United States to the extent acquired by Integra or any of the Sellers pursuant to the Codman Purchase Agreement involving the research, development, manufacture, assembly, marketing, sale, and distribution of the Codman Products in the United States.
32    “Codman Business Assets” means all of the Sellers’ right, title and interest as of the Closing in and to all of the following assets owned, licensed or leased by any of the Sellers, in each case, to the extent acquired by Integra or any of the Sellers pursuant to the Codman Purchase Agreement:
(i)    all inventory of finished Codman Products, and Codman Product specific raw materials and work in process, in each case, to the extent related to the Codman Business and excluding the Codman Excluded Inventory (the “Codman Inventory”);
(ii)    all Codman Contracts listed on Schedule 1.1(c)(ii) (the “Codman Business Contracts”);
(iii)    all rights under or pursuant to warranties, representations, indemnities or guarantees made by suppliers, manufacturers or contractors in connection with products or services provided to the Codman Business from third parties exclusively in connection with the Codman Business;
(iv)    all Intellectual Property used or held for use exclusively in the Codman Business, including the Patents, Copyrights, Trademarks and internet domain names listed on Schedule 1.1(c)(iv), together with all rights to sue for past and present infringement, dilution, misappropriation or other violation thereof (the “Codman Business Intellectual Property”);
(v)    all records, files, data and other materials, whether in hard copy or electronic form, to the extent relating to the Codman Business and in the possession of Seller (but excluding records or files to the extent they do not relate to the Codman Business): (1) vendor lists, (2) customer lists, (3) a list of the names of the distributors for the Codman Products, (4) pricing lists for the Codman Products, (5) testing and clinical data, market research reports, marketing plans and other marketing-related information and materials (including any underlying personal information to the extent transferrable under applicable Law), (6) advertising, marketing data, marketing plans, sales and promotional materials, to the extent permitted under the Codman Agreement (7) quality control, vigilance and regulatory records and (8) ledgers, and other business records (to the extent transferrable under applicable Law, and excluding all Tax Returns and related workpapers); provided that, to the extent practicable, Buyer shall be entitled to copies or extracts of any such materials relating to the Codman Business that are not included in the foregoing transferred records; provided, further, that the Sellers shall be entitled to retain copies of any such materials they deem reasonably necessary (and such information shall be considered an Excluded Asset).
(vi)     all Permits held in the name of Sellers or their Affiliates, or the Codman Sellers or their Affiliates, as applicable, and exclusively related to the marketing, distribution and sale of the Codman Business Assets in the United States (“Codman Transferred Governmental Permits”); and
(vii)    Sellers’ goodwill exclusively related to the Codman Business or any of the assets described in the foregoing clauses.
“Codman Business Contracts” has the meaning provided such term in this Section 1.1.
1    “Codman Business Intellectual Property” has the meaning provided such term in this Section 1.1.
2    “Codman Excluded Inventory” means to the extent related to the Codman Assets (a) all inventory located outside of the United States or to the extent held for use or sale outside of the United States (b) all inventory of all finished Codman Products, Codman Product specific work in process and Codman Product specific raw materials owned or held by GMED Healthcare BVBA or Johnson & Johnson Pte Ltd and (c) all inventory of all Codman Product specific work in process and Codman Product specific raw materials located at the Raynham Facility and Le Locle Facility.
3    “Codman Inventory” has the meaning provided such term in this Section 1.1.
4    “Codman Products” means the products listed on Schedule 1.1(d), in each case, only to the extent sold in the United States.
5    “Codman Purchase Agreement” means that certain Asset Purchase Agreement, dated as of February 14, 2017, by and between Depuy Synthes Inc. and Integra Lifesciences Holdings Corporation, as amended or modified from time to time.
6    “Codman Sellers” mean Depuy Synthes Inc. and its Affiliates that transfer assets, liabilities, employees or businesses to Integra and its Affiliates pursuant to the Codman Purchase Agreement.
7    “Codman Transferred Governmental Permits” has the meaning provided such term in Section 1.1.
8    “Codman Transitional Manufacturing Agreement” means that that certain agreement in the form of Exhibit G.

9    “Codman Transitional Services Agreement” means that that certain agreement in the form of Exhibit H.
10    “Confidential Information” has the meaning provided such term in Section 5.11(a).
11    “Confidentiality Agreement” means that certain confidentiality agreement between Integra and Buyer dated March 10, 2017, as amended by that First Amendment to Confidentiality Agreement dated June 23, 2017.
12    “Contract” means any legally binding written agreement, commitment, arrangement, lease, license, understanding or other contract.
13    “Copyrights” means copyrights, mask works and other rights in works of authorship, and all registrations of and applications to register any of the foregoing.
14    “Credit Support” means all guaranties, letters of credit, comfort letters, surety bonds and other credit support provided by any of the Sellers or their Affiliates in support of the obligations of any of the Sellers with respect to the Business.
15    “Deferred Revenue” means all revenue received by Sellers to the extent exclusively related to the Business and allocated to any service or repair work not yet performed as of the Closing.
16    “Determination Date” has the meaning provided such term in Section 2.5(e).
17    “Disclosure Schedule” means the schedules attached hereto.
18    “Dollars” and “$” mean the lawful currency of the United States.
19    “Environment” means any surface water, groundwater, drinking water supply, land surface, subsurface strata or ambient air.
20    “Environmental Claim” means any Proceeding, order, directive or written notice by, or on behalf of, any Governmental Authority or Person alleging actual or potential Liability arising out of or resulting from the requirements or violation of any Environmental Law or Environmental Permit.
21    “Environmental Law” means any applicable Law relating to the protection of the Environment.
22    “Environmental Permit” means any permit, license, waiver, exemption, approval or other authorization issued by any Governmental Authority pursuant to any Environmental Law.
23    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
24    “Estimated Assumed PTO” has the meaning provided such term in Section 2.4

25    “Estimated Deferred Revenue” has the meaning provided such term in Section 2.4.
“Estimated Purchase Price” has the meaning provided such term in Section 2.2.
26    “Excluded Assets” means all assets of the Sellers and their Affiliates (including those acquired from the Codman Sellers pursuant to the Codman Purchase Agreement) other than the Business Assets, whether or not related to the Products or used or held for use in the Business, including: (i) all rights of the Sellers under this Agreement and any of the Ancillary Agreements; (ii) all claims, causes of action, rights or benefits of or to any insurance policies of the Sellers and their Affiliates, including defense and indemnity benefits attributable to or arising from or under such policies; (iii) the Benefit Plans and underlying assets; (iv) each Seller’s corporate franchise, Organizational Documents, corporate seal, minute book, and other corporate or Tax records (including Tax Returns); (v) the Shared Contracts; (vi) each Seller’s ownership or other equity interests in any Person; (vii) all real property interests (including leases of real property and leasehold interests) other than the Business Lease(s); (viii) all Permits (other than the Transferred Governmental Permits) and Environmental Permits; (ix) all claims, recoveries and judgments in favor of or for the benefit of any Seller relating to any Retained Liabilities; (x) all Intellectual Property other than the Business Intellectual Property, including for the avoidance of doubt, the Excluded Marks, and any Intellectual Property rights in the Shared Components; (xi) all cash, cash equivalents, bank accounts and similar cash items of any Seller (including cash security and other deposits); (xii) all accounts receivable and other such claims for money due to any Seller from any third parties; (xiii) the Excluded Inventory and (xiv) all Tax Assets.
27    “Excluded Business” means the businesses, activities and operations of the Sellers and their Affiliates (including those acquired from the Codman Sellers pursuant to the Codman Purchase Agreement), other than the Business.
28    “Excluded Business IP” has the meaning provided such term in Section 5.22(a).
29    “Excluded Inventory” means (i) all Codman Excluded Inventory; (ii) all Shunts Excluded Inventory and (iii) all raw materials and work in process inventories located at the Tullamore Facility, Añasco Facility, Biot Facility, Raynham Facility, and Le Locle Facility to the extent necessary for Integra or Codman to perform their obligations under the Transitional Manufacturing Agreements and all spare parts and other inventory located at the service and repair operations of the San Diego Service and Repair Facility and Ratingen Facility.
30    “Excluded Marks” means any and all Trademarks other than the Trademarks listed on Schedule 1.1(e) or Schedule 1.1(f), including, for the avoidance of doubt, all Trademarks containing or comprising the word “Integra”, “ “JOHNSON & JOHNSON”, “JOHNSON & JOHNSON MEDICAL”, “J&J”, “DEPUY SYNTHES”, “CODMAN & SHURTLEFF”, “ETHISORB”, “MEDOS”, “CODMAN”, “CODMAN NEURO”, “CODMAN NEUROSURGERY”, and “LICOX”.
31    “FDA” means the United States Food and Drug Administration.

32    “Fiber Optic Cables” means alternative fiber optic cables to be used to replace the current fiber identified as “30182 - FIBER, OPTICAL – CAMINO” in Integra’s books and records, which alternatives may include the fiber optic cables identified in Integra’s books and records as of the date hereof as (i) part number 30920 – Camino Optical Fiber (DS-2015 Etched), (ii) part number 30921 -Camino Optical Fiber (DS-2015 HF Free Etched), (iii) part number 30918 – Camino Optical Fiber (DF-0009 Etched) and (iv) part number 30919 -Camino Optical Fiber (DF-0009 HF Free Etched).
33    “Final Purchase Price” has the meaning provided such term in Section 2.5(e).
34    “Financial Information” has the meaning provided such term in Section 3.4.
35    “FTC” means the United States Federal Trade Commission or any successor entity.
36    “FTC Consent” means the consent of the FTC with respect to the Buyer, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby in accordance with the terms of the FTC Order.
37    “FTC Order” has the meaning provided such term in the preamble to this Agreement.
38    “Fundamental Representations” means the representations and warranties of the Sellers contained in the first sentence of Section 3.1 (Organization and Qualification), Section 3.2 (Due Authorization), Section 3.6 (Title and Sufficiency of Assets) and Section 3.13 (Brokers’ Fees).
39    “GAAP” means generally accepted accounting principles of the United States.
40    “Governmental Authority” means any United States or non-United States federal, national, supranational, provincial, state, municipal, local or similar government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.
41    “Indemnified Party” has the meaning provided such term in Section 8.3(a).
42    “Indemnifying Party” has the meaning provided such term in Section 8.3(a).
43    “Integra” has the meaning provided such term in the preamble to this Agreement.
44    “Integra Business” means, the Integra Shunts Business and the Integra ICP Business.
45    “Integra Business Assets” means all of the Sellers’ right, title and interest as of the Closing in and to all of the following assets owned, licensed or leased by any of the Sellers:
(i)    all raw materials, work in process and finished goods inventories used or held for use exclusively in connection with the Integra Business (without taking into account any reserve therefor), but excluding the Excluded Inventory (the “Integra Inventory”);
(ii)    all Contracts listed on Schedule 1.1(g)(ii) (the “Integra Business Contracts”);

(iii)    all machinery, equipment (including all tooling and molds) and other tangible personal property listed on Schedule 1.1(g)(iii);
(iv)    all Integra IT Assets listed on Schedule 1.1(g)(iv);
(v)    the real property lease(s) listed on Schedule 1.1(g)(v) (the “Business Leases”);
(vi)    all rights under or pursuant to warranties, representations, indemnities or guarantees made by suppliers, manufacturers or contractors in connection with products or services provided to the Sellers from third parties exclusively in connection with the Integra Business;
(vii)    all Intellectual Property used or held for use exclusively in the Integra Business, including the Patents, Copyrights, Trademarks and internet domain names listed on Schedule 1.1(g)(vii), together with all rights to sue for past and present infringement, dilution, misappropriation or other violation thereof (the “Integra Business Intellectual Property”);
(viii)    all books, records, ledgers, files, documents, correspondence, lists, plans, specifications, drawings, reports and other materials (in whatever form or medium) that pertain exclusively to the Integra Business, excluding personnel files of the Transferred Employees and all Tax Returns and related workpapers; provided, however, that the Sellers shall be entitled to retain copies of any such materials they deem reasonably necessary (and such information shall be considered an Excluded Asset);
(ix)    any rights to credits or claims for refunds or reimbursements (but excluding (A) cash security or other deposits and (B) Tax Assets) from third parties pertaining exclusively to the Integra Business;
(x)    all Permits held in the name of Sellers or their Affiliates and exclusively related to (A) the marketing, distribution and sale of the Integra ICP Products in the United States, the European Union, China, Canada, Australia, and New Zealand, (B) the marketing, distribution and sale of the Integra Shunts in the United States or (C) the manufacture of the Integra Business Assets at the San Diego Manufacturing Facility (“Integra Transferred Governmental Permits”); and
(xi)    Sellers’ goodwill exclusively related to the Integra Business or any of the assets described in the foregoing clauses.
“Integra Business Contracts” has the meaning provided such term in this Section 1.1.
46    “Integra Business Intellectual Property” has the meaning provided such term in this Section 1.1.
47     “Integra ICP Business” means, as comprised on the Closing Date, the business activities and operations of the Sellers involving the manufacture, assembly, marketing, sale, distribution, export, service and repair of the Integra ICP Products.
48    “Integra ICP Products” means the products listed on Schedule 1.1(h).

49    “Integra Inventory” has the meaning provided such term in this Section 1.1.
50    “Integra Products” means the Integra ICP Products and the Integra Shunts.
51     “Integra Shunts” means the products listed on Schedule 1.1(i), in each case, only to the extent sold in the United States.
52    “Integra Shunts Business” means, as comprised on the Closing Date, the business activities and operations of the Sellers involving the manufacture and assembly of the Integra Shunts and the marketing, sale and distribution of the Integra Shunts for use in the United States.
53    “Integra Shunts Transitional Manufacturing Agreement” has the meaning provided such term in Section 2.3(b)(viii).
54     “Integra ICP Transitional Manufacturing Agreement” has the meaning provided such term in Section 2.3(b)(vii).
55    “Integra Transferred Governmental Permits” has the meaning provided such term in this Section 1.1.
56    “Integra Transitional Services Agreement” has the meaning provided such term in Section 2.3(b)(v).
57    “Integra IT Assets” means software, computers, firmware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment owned, leased or licensed by the Sellers and included in the Integra Business Assets.
58    “Intellectual Property” means intellectual property rights, including (i) Trademarks, (ii) Copyrights, (iii) Patents, (iv) internet domain names, and (v) all intellectual property rights in databases and data, confidential know-how, trade secrets, similar proprietary rights in computer software programs and confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulae, and specifications.
59    “Inventory” means the Integra Inventory and the Codman Inventory.
60    “IRS” means the United States Internal Revenue Service.
61    “Knowledge” and any variations thereof or words to the same effect means: (i) with respect to Buyer, actual knowledge of those persons in Schedule 1.1(j); and (ii) with respect to the Sellers, actual knowledge of those persons listed in Schedule 1.1(k).
62    “Law” means any applicable law, rule, regulation, judgment, statute, ordinance order or decree enacted, issued or promulgated by any Governmental Authority.
63    “Le Locle Facility” means the facility located at Giardet 29, Le Locle, Switzerland.

64    “Liabilities” shall mean any and all liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Proceeding or Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract.
65    “Licensed Seller Marks” has the meaning provided such term in Section 5.3(b).
66    “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.
67    “Losses” means all Liabilities, losses, damages, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees) that have required an outlay of cash or other non-cash consideration; provided that Losses shall not include (i) any special, punitive or exemplary damages, unless awarded to a third party, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation or loss to goodwill or (iii) any lost profits or other incidental, indirect or consequential damages.
68    “Material Adverse Effect” means a material adverse effect on the business, results of operations, Business Assets or financial condition of the Business, taken as a whole (after taking into account insurance recoveries), but shall exclude any change, effect or circumstance resulting or arising from: (i) any change in economic conditions, generally or in any of the industries or markets in which the Business operates; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war (whether or not declared), or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) changes in Law, accounting requirements or principles, or other binding directives issued by any Governmental Authority; (iv) the entry into or announcement of this Agreement and the Ancillary Agreements, actions contemplated by this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby; (v) any omission to act or action taken with the consent of Buyer (including those omissions to act or actions taken which are permitted by this Agreement or the Ancillary Agreements); (vi) any natural or man-made disasters or acts of God; or (vii) any failure by the Business to meet any projections, forecasts or revenue or earnings predictions; provided that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded.
69    “Mirrored Shared Contracts” has the meaning provided such term in Section 5.1(a).
70    “Mirrored Shared Contractual Liabilities” has the meaning provided such term in Section 5.1(c).
71    “Organizational Documents” means charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

72    “Parties” means the Sellers and Buyer.
73    “Patents” means patents and patent applications, together with all reissues, reexaminations, divisions, continuations, continuations-in-part, and extensions thereof.
74    “Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities (excluding any Environmental Permits).
75    “Permitted Liens” means: (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings; (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings; (iii) Liens of any kind that are to be released at or prior to Closing; (iv) Liens securing rental payments under equipment or capital lease agreements; (v) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; and (vi) Liens described in Schedule 1.1(l).
76    “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority or other entity of any kind.
77    “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.
78    “Pre-Closing Covenants” means any and all covenants and agreements of one or more of the Parties contained in this Agreement to the extent that they are required by their terms to be performed on or before the Closing.
79    “Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
80    “Proceeding” means any lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity by or before any Governmental Authority.
81    “Products” means the Integra Products and the Codman Products.
82    “Property Taxes” has the meaning set forth in Section 5.6(b).
83    “Purchase Price” has the meaning provided such term in Section 2.2.
84    “Ratingen Facility” means the facility located at Halskestrasse 9, D-40880 Ratingen, Germany.
85    “Raynham Facility” means the industrial facility at 325 Paramount Drive, Raynham, Massachusetts, that is identified in the Codman Transition Manufacturing Agreement.
86    “Registered Intellectual Property” shall have the meaning set forth in Section 3.7(a).

87    “Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers, consultants and agents.
88    “Resolution Period” has the meaning provided such term in Section 2.5(b).
89    “Retained Liabilities” means: (i) any and all Liabilities of the Sellers, whether arising before, on or after the Closing Date, to the extent resulting from or arising out of the past, present or future operation or conduct of the Excluded Business or the past, present or future ownership or use of any of the Excluded Assets by the Sellers (other than the Assumed PTO), (ii) all Liabilities allocated to the Sellers pursuant to Section 5.1, (iii) all Liabilities assumed by, retained by or agreed to be performed by the Sellers pursuant to this Agreement or any of the Ancillary Agreements, (iv) all Liabilities to the extent resulting from or arising out of the operation or conduct of the Integra Business prior to the Closing or ownership or use of any of the Integra Business Assets prior to the Closing, (v) all indebtedness for borrowed money and trade accounts payable of the Sellers incurred prior to the Closing, (vi) all Liabilities of the Sellers in respect of Taxes (a) arising out of, relating to or in respect of the Business or the Business Assets for a Pre-Closing Tax Period and (b) that are unrelated to the Business or the Business Assets; provided, however, that “Retained Liabilities” shall not include any of the Assumed Liabilities set forth in clauses (ii), (iii), and (iv) of the definition of Assumed Liabilities, and (vii) any and all Liabilities of Seller related to the matters set forth in item 1 on Schedule 3.8. For the sake of clarity, and notwithstanding any other provision in this Agreement or any Ancillary Agreement, any and all Liabilities relating to the matters set forth in item 1 on Schedule 3.8 shall be Seller’s sole responsibility.
90    “Reverse Transitional Services Agreement” has the meaning provided such term in Section 2.3(b)(vi).
91    “San Diego Manufacturing Facility” means the manufacturing facility located at 5955 & 5965 Pacific Center Blvd. San Diego, CA 92121.
92    “San Diego Products” has the meaning provided such term in Section 5.3(b)(i).
93    “San Diego Service and Repair Facility” means the service and repair facility located at 5965 Pacific Center Blvd #705, San Diego, CA 92121.
94    “Seller Indemnified Parties” has the meaning provided such term in Section 8.2(b).
95    “Sellers 125 Plan” has the meaning provided such term in Section 5.9(g).
96    “Sellers” has the meaning provided such term in the preamble to this Agreement.
97    “Shared Components” means those finished goods, sub-assemblies, and parts listed on Schedule 1.1(m).
98    “Shared Contracts” means Contracts with third parties that directly benefit both (i) the Business and (ii) the Excluded Business.

99    “Shunt Development Agreement” means the Shunt Development Agreement dated September 11, 1991 between Clinical Neuro Systems, Inc. and Radionics Medical Products, Inc. (previously, Radionics Shunt Corporation), in each case which Persons are Affiliates of Integra as of the date hereof, as amended by the Amendment to the Shunt Development Agreement dated May 1, 1994.
100    “Shunts Excluded Inventory” means, to the extent related to the Integra Shunts, all inventory to the extent held for use or sale outside of the United States.
101    “Shunts Shared Contracts” means that certain Processing, Lab, and Consulting Agreement by and between Sterigenics and Integra LifeSciences Corporation, dated as of June 19, 2015, and as supplemented by Annexes A-E, dated as of September 3, 2015, that certain EO Sterilization Services Agreement by and between Integra CI, Inc. and Edwards LifeSciences Technology Sarl dated as of March 2, 2009, as amended by that certain Letter Agreement by and between Integra CI, Inc. and Edwards LifeSciences Technology Sárl, dated as of September 8, 2011 and that certain Interstate Shipping Agreement by and between Integra NeuroScience PR and Edwards Lifesciences Technology Sarl at Anasco, PR dated as of September 6, 2011.
102    “Shunts TMA Products” has the meaning provided such term in Section 5.3(b)(iii).
103    “Straddle Period” means any Tax Period beginning before or on and ending after the Closing Date.
104    “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, refund of Taxes or claim for refund of Taxes or any other credit or Tax attribute which could reduce Taxes (including deductions and credits related to alternative minimum tax), except that Tax Assets shall not include any refund or credit with respect to Property Taxes that are allocable to a Post-Closing Tax Period as determined in Section 5.6(b).
105    “Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
106    “Tax Period” means any period prescribed by Law or any Tax Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
107    “Tax Refund” has the meaning provided such term in Section 5.6(d).
108    “Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority or jurisdiction with respect to Taxes, including any amendments thereto.
109    “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, gross receipts, sales, use, transfer, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes of any kind whatsoever, and all estimated taxes, additions to tax, penalties and interest.
110    “Third Party Claim” has the meaning provided such term in Section 8.3(a).
111    “Third Party IP” means any Intellectual Property owned by any Person other than Sellers.
112    “TMA Products” has the meaning provided such term in Section 5.3(b)(ii).
113    “Trademarks” means trademarks, service marks, certification marks, trade dress, trade names and other indicia of origin, whether registered or unregistered, and all goodwill associated therewith, and all registrations of and applications to register any of the foregoing
114    “Transfer Taxes” has the meaning provided such term in Section 5.6(a).
115    “Transferred Employee” has the meaning provided such term in Section 5.9(b).
116    “Transferred Governmental Permits” means the Integra Transferred Governmental Permits and the Codman Transferred Governmental Permits.
117    “Transitional Manufacturing Agreements” means the Codman Transitional Manufacturing Agreement the Integra ICP Transitional Manufacturing Agreement and the Integra Shunts Transitional Manufacturing Agreement.
118    “Transitional Service Agreements” means the Codman Transitional Services Agreement and the Integra Transitional Services Agreement
119    “Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
120    “Tullamore Facility” means the facility located at IDA Business and Technology Park, Sragh, Tullamore, Co Offaly, Ireland.
121    “United States” means the United States of America, its territories and possessions.
Section 1.2    Rules of Construction.
(a)    All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and to schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section or article in which such words appear. The word “or” is not exclusive.
(c)    Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated.
(d)    The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(e)    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(f)    All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars. In all cases where it is necessary to determine the amount of a Loss or whether a monetary limit or threshold set out herein has been reached or exceeded and the value of the relevant Loss or underlying value is expressed in a currency other than Dollars, the value of each such Loss or underlying value shall be converted into Dollars at an exchange rate equal to the most recent exchange rate published by The Wall Street Journal on the date on which the applicable Loss was incurred (or, if no such exchange rate is published by The Wall Street Journal, then the most recent exchange rate published by The Financial Times on such date).
(g)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
Section 1.3    Incorporation by Reference and Supremacy of the FTC Order.
(a)    The Parties hereby agree and acknowledge that the terms and provisions of the FTC Order shall govern this Agreement. The terms and provisions of the FTC Order that pertain to this Agreement are hereby deemed incorporated by reference into this Agreement.
(b)    To the extent that any term or provision of this Agreement conflicts with any corresponding term or provision of the FTC Order, the Parties hereby agree that the terms or provisions of the FTC Order shall control the rights and obligations of the Parties.
(c)    The proposed FTC Order is appended hereto as Exhibit J and, when issued, the final FTC Order will be appended hereto as Exhibit K by the Parties.

ARTICLE II.
PURCHASE, SALE AND ASSUMPTION

Section 2.1    Purchase and Sale of Business Assets; Assumption of Assumed Liabilities. At the Closing, upon the terms and subject to the conditions set forth in this Agreement,
(a)    the Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the respective Sellers, the Business Assets, free and clear of any Liens (other than Permitted Liens); and provided, further, that Buyer shall not take possession of any machinery, equipment (including all tooling and molds) and other tangible personal property, in each case, listed on Schedule 1.1(g)(ii) for the production of the Integra Shunts until the expiration or termination of the Integra Shunts Transitional Manufacturing Agreement in accordance with the terms thereof; and
(b)    Buyer shall assume the Assumed Liabilities.
Section 2.2    Purchase Price; Allocation of Purchase Price. The aggregate cash purchase price for the Business Assets shall consist of cash in the amount equal to (a) $47,500,000 (the “Base Purchase Price”), minus (b) the Estimated Deferred Revenue, minus (c) the Estimated Assumed PTO (together, the “Estimated Purchase Price”) subject to the adjustment set forth in Section 2.5 hereof (the “Purchase Price”). The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code), shall be allocated among the Business Assets consistent with Schedule 2.2 and in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). The Allocation shall be delivered by the Sellers to Buyer within ninety (90) days after the Closing Date (but in no event prior to the determination of Final Purchase Price pursuant to Section 2.5) for Buyer’s approval, which approval shall not be unreasonably withheld. The Buyer shall notify Integra of any dispute relating to the Allocation within ten (10) days after Buyer’s receipt of the Allocation. The Sellers and Buyer shall work in good faith to resolve any disputes relating to the Allocation within thirty (30) days after Buyer’s receipt of the Allocation. To the extent that the Sellers and Buyer are unable to resolve any disputed items within such 30‑day period, they shall jointly submit any remaining disputed items for resolution to the Accountant, and shall instruct the Accountant to render its decision with respect to such remaining disputed items within thirty (30) days after such firm is retained, which decision shall be final and binding on the Parties. The Sellers, on the one hand, and Buyer, on the other hand, shall each bear fifty percent (50%) of the fees and expenses of the Accountant. The Allocation (as finally agreed upon or determined by the Accountant) shall be adjusted (a) as reasonably determined by mutual agreement of the Parties if the Purchase Price is adjusted for any payments made pursuant to Section 2.5 or Article VIII herein, (b) as reasonably determined by the Sellers to reflect any necessary adjustments under the Codman Purchase Agreement with respect to the Codman Business Assets, or (c) to reflect any other adjustments mutually agreed to between the Parties. The Allocation (as finally agreed upon or determined by the Accountant) shall be binding on the Parties for all Tax reporting purposes (including, but not limited to, the preparation and filing of IRS Form 8594); and neither Buyer nor the Sellers shall take, nor shall they permit any of their Affiliates to take, any position inconsistent with the Allocation on any Tax Return; provided, however, that nothing contained herein shall prevent Buyer or the Sellers from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and neither Buyer nor the Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation; provided, further, that each Party that receives a notice from any Tax Authority indicating a challenge, an inquiry or an investigation with respect to the Allocation shall promptly inform the other Party of such notice and, if requested, furnish a copy of such notice.
Section 2.3    The Closing.
(a)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Sellers’ counsel in Chicago, Illinois, or such other place as Buyer and the Sellers may mutually determine, commencing at 9:00 a.m. Central Time on the date that is two (2) Business Days after the date on which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Article VI (other than conditions with respect to actions the respective Parties shall take at the Closing itself) are satisfied or waived or such other date as Buyer and the Sellers may mutually determine (the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. Pacific Time on the Closing Date.
(b)    At the Closing:
(i)    each of the Sellers and Buyer shall execute and deliver to each other an instrument in the form of Exhibit A effecting the transfer to Buyer of such Seller’s right, title and interest in and to the Business Assets;
(ii)    each of the Sellers and Buyer shall execute and deliver to each other an instrument in the form of Exhibit B effecting the assumption by Buyer of the Assumed Liabilities;
(iii)    Buyer shall deliver the Estimated Purchase Price to Integra, on behalf of the Sellers, by wire transfer of immediately available funds to an account specified by Integra, without withholdings of any kind;
(iv)    a non-foreign affidavit shall be delivered to Buyer by each Seller that sells or transfers any Business Asset that is a United States real property interest within the meaning of Section 897(c)(1) of the Code, dated as of the Closing Date, in form and substance as required under the Treasury Regulations Section 1.1445-2(b);
(v)    Buyer and Integra shall execute and deliver to each other the Integra Transitional Services Agreement, in the form of Exhibit C (the “Integra Transitional Services Agreement”);
(vi)    Buyer and Integra shall execute and deliver to each other the Reverse Transitional Services Agreement, in the form of Exhibit D (the “Reverse Transitional Services Agreement”); and
(vii)    Buyer and Integra shall execute and deliver to each other the Integra ICP Transitional Manufacturing Agreement, in the form of Exhibit E (the “Integra ICP Transitional Manufacturing Agreement”);

(viii)    Buyer and Integra shall execute and deliver to each other the Integra Shunts Transitional Manufacturing Agreement, in the form of Exhibit I (the “Integra Shunts Transitional Manufacturing Agreement”);
(ix)    each of the Sellers and Buyer shall execute and deliver to each other an instrument in the form of Exhibit F effecting the transfer to Buyer of such Seller’s right, title and interest in and to the Registered Intellectual Property.
Section 2.4    Estimated Assumed PTO, and Estimated Deferred Revenue. No later than two (2) Business Days before the Closing Date, Integra shall deliver to Buyer a statement setting forth its good faith dollar value estimates of each of the Deferred Revenue (the “Estimated Deferred Revenue”) and the Assumed PTO (the “Estimated Assumed PTO”).
Section 2.5    Post-Closing Purchase Price Adjustment.
(a)    Within one hundred and thirty (130) days after the Closing Date, Integra shall prepare and deliver to Buyer a calculation of the Deferred Revenue and the Assumed PTO (and the Purchase Price based thereon) in accordance with the Closing Statement Principles, together with reasonably detailed supporting information (the “Closing Statement”). From and after the Closing Date, Buyer shall provide Integra and its Representatives reasonable access to the books, records and employees of the Buyer reasonably necessary to assist Integra with preparing the Closing Statement as Seller shall reasonably request and that are available to the Sellers.
(b)    From and after the delivery of the Closing Statement, Integra shall provide Buyer and its Representatives reasonable access to the books, records and employees of Integra reasonably necessary in connection with Buyer’s review of the Closing Statement as Buyer shall reasonably request and that are available to Integra. Within thirty (30) days after Buyer’s receipt of the Closing Statement, Buyer shall notify Integra as to whether Buyer agrees or disagrees with the Closing Statement and, if Buyer disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement. If Buyer provides a notice of agreement or does not provide a notice of disagreement within such thirty (30)-day period, then Buyer shall be deemed to have accepted the calculations and the amounts set forth in the Closing Statement delivered by Integra, which shall then be final, binding and conclusive for all purposes hereunder. If any notice of disagreement is timely provided in accordance with this Section 2.5(b), then Buyer and Integra shall each use commercially reasonable efforts for a period of thirty (30) days thereafter (the “Resolution Period”) to resolve any disagreements with respect to the calculations in the Closing Statement.
(c)    If, at the end of the Resolution Period, Buyer and Integra are unable to resolve any disagreements as to calculations in the Closing Statement, then an accounting firm of recognized national standing in the United States as may be mutually selected by Buyer and Integra shall resolve any remaining disagreements (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accountant, whether the Deferred Revenue, and the Assumed PTO as set forth in the Closing Statement were prepared in accordance with this Agreement and (only with respect to the disagreements as to the items set forth in the notice of disagreement and submitted to the Accountant) whether and to what extent (if any) the Purchase Price requires adjustment.
(d)    The Accountant shall allocate its costs and expenses between Buyer and Integra based upon the percentage which the portion of the contested amount submitted to the Accountant not awarded to each such Party bears to the amount actually contested by such Party. For example, if Integra claims the Purchase Price is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Integra, and if the Accountant ultimately resolves the dispute by awarding Integra $300 of the $500 contested, then the Accountant’s costs and expenses shall be allocated sixty percent (60%) (i.e. 300/500) to Buyer and forty percent (40%) (i.e. 200/500) to Integra. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder.
(e)    The date on which the Purchase Price is finally determined in accordance with this Section 2.5 is hereinafter referred as to the “Determination Date”, and such amount as so finally determined (the “Final Purchase Price”) shall be used to determine the Purchase Price.
(f)    Promptly following the Determination Date, and in any event within fifteen (15) Business Days of the Determination Date, Buyer shall pay to Integra, on behalf of the Sellers, an amount equal to the excess, if any, of the Final Purchase Price minus the Estimated Purchase Price, or Integra, on behalf of the Sellers, shall pay to Buyer an amount equal to the excess, if any, of the Estimated Purchase Price minus the Final Purchase Price, such payment to be made by wire transfer of immediately available funds.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as disclosed in the Disclosure Schedule, each Seller hereby represents and warrants to Buyer as follows:
Section 3.1    Organization and Qualification. Such Seller is duly organized, validly existing and (to the extent such concept is recognized) in good standing under the Laws of the jurisdiction of its organization and has all requisite organizational power and authority to own or lease its assets and to conduct its business as it is now being conducted. Such Seller is duly licensed or qualified in all jurisdictions in which the ownership of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of such Seller to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby. Integra is the respondent to the FTC Order.
Section 3.2    Due Authorization. Such Seller has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of such Seller. This Agreement has been, and as of the Closing the Ancillary Agreements to which such Seller is a party will have been, duly and validly executed and delivered by such Seller and this Agreement and the Ancillary Agreements to which such Seller is a party constitute, or when executed will constitute (assuming due authorization, execution and delivery of Buyer), valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 3.3    No Conflict. Except as set forth in Schedule 3.3 or as would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of such Seller to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party or consummate the transactions contemplated hereby or thereby, the execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by such Seller do not:
(a)    assuming all required filings, waivers, approvals, consents, authorizations and notices set forth in Schedule 3.3 have been made, given or obtained, violate any provision of, or result in the breach of, any Law applicable to such Seller or require any consent, approval or authorization of any Governmental Authority;
(b)    violate or result in the breach of any Organizational Documents of such Seller; or
(c)    (i) violate, breach or result in a default under any (A) Integra Business Contract to which such Seller is a party or by which such Seller is bound, or (B) Codman Business Contract to which such Seller will be a party as of the Closing Date or by which such Seller will be bound as of the Closing Date, (ii) terminate or result in the termination of any such Integra Business Contract or such Codman Business Contract, (iii) result in the creation of any Lien (other than any Permitted Lien) upon any of the Business Assets or (iv) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, termination or creation of a Lien (other than any Permitted Lien) upon any of the Business Assets.
Section 3.4    Financial Statements.
(a)    Set forth on Schedule 3.4 is a statement of the revenue and direct contribution margins for the Integra Business, in each case, as of and for the years ended December 31, 2014, 2015 and 2016, subject to the assumptions set forth on such statement (the “Financial Information”). The Financial Information was derived from, and accurately reflects, the financial records of Sellers and their Affiliates. As of December 31, 2016, Sellers had no material Liabilities, with respect to the Integra Business or Integra Business Assets, that would be reflected on the face of a balance sheet of the Integra Business prepared in accordance with GAAP, other than any such Liabilities as arose in the ordinary course of business. Since December 31 2016, Sellers have not, with respect to the Integra Business or Integra Business Assets, incurred any material Liabilities, that would be included in the Assumed Liabilities and would be required to be reflected on the face of a balance sheet of the Integra Business prepared in accordance with GAAP, except (a) as disclosed on Schedule 3.4, (b) Liabilities incurred in the ordinary course of business since December 31, 2016, (c) Liabilities under the Ancillary Agreements; or (d) Liabilities assumed pursuant to the express terms of the Codman Purchase Agreement
(b)    With respect to the Codman Business, Section 3.06 of the Codman Purchase Agreement is true and correct to the extent set forth therein as of the dates contemplated thereby.
Section 3.5    Contracts; No Defaults. True, correct and complete copies of each of the Integra Business Contracts and, to the extent provided to the Sellers by the Codman Sellers, each of the Codman Business Contracts has been made available to Buyer. Each Business Contract as of the date hereof (a) is in full force and effect and (b) represents the legal, valid and binding obligation of the applicable Seller or Codman Seller party thereto and, to the Knowledge of the Sellers, represents the legal, valid and binding obligation of the other parties thereto, in each case, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity. No Seller nor, to the Knowledge of the Sellers, any other party is in breach of or default under any Business Contract, except where the occurrence of such breach or default would not reasonably be expected to have a Material Adverse Effect.
Section 3.6    Title and Sufficiency of Assets. The Sellers (solely with respect to the Integra Business Assets) owns and has good title to all material tangible personal property reflected on its books as owned by it, free and clear of all Liens other than Permitted Liens, and as of the Closing Date, such Seller will own and have good title to the material tangible Codman Business Assets, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.6, the material tangible Integra Business Assets, taken as a whole, are and to the Knowledge of the Sellers, the material tangible Codman Business Assets, taken as a whole, will as of the Closing Date be, in all material respects, in good operating condition and repair, ordinary wear and tear excepted. Except for Shared Contracts, the services to be provided by Sellers or their Affiliates under the Integra Transitional Services Agreement, Integra ICP Transitional Manufacturing Agreement or the Integra Shunts Transitional Manufacturing Agreement, and as set forth in Schedule 3.6, (a) the Integra Business Assets, together with all other assets the benefit of which is to be provided to Buyer pursuant to this Agreement or the Ancillary Agreements, immediately after the Closing, will constitute all assets (other than the Excluded Assets) required to operate the Integra Business in all material respects in the manner conducted on the date hereof by Integra and its subsidiaries and (b) the Codman Business Assets, together with all other assets the benefit of which is to be provided to Buyer pursuant to this Agreement or the Ancillary Agreements or the Codman Transitional Manufacturing Agreement or the Codman Transitional Services Agreement, immediately after the Closing, will constitute all assets (other than the Excluded Assets) required to operate the Codman Business in all material respects in the manner conducted as of the date of the Codman Purchase Agreement by the Codman Sellers; provided that the foregoing is subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases, as the case may be, of assets, Contracts, Permits and any claim or right or benefit arising thereunder or resulting therefrom may require consent of a third party that has not been obtained, and that such matters are addressed in the

Ancillary Agreements and Section 5.10, which contemplate the transfer of the economic benefits and obligations thereof.
Section 3.7    Intellectual Property.
(a)    Schedule 3.7(a) accurately sets forth a list of all (i) Patents, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, and (iv) internet domain names, in each case, which are owned by the Sellers or, with respect to the Codman Business, will be owned by the Sellers as of the Closing and which are used or held for use exclusively in the Business (the “Registered Intellectual Property”). With respect to each item of Registered Intellectual Property (x) no Proceeding is pending or, to the Knowledge of the Sellers, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of such item, and (y) such item is subsisting, and has not been abandoned or cancelled.
(b)    To the Knowledge of the Sellers, the conduct of the Business as currently conducted does not infringe, dilute, misappropriate or otherwise violate any Intellectual Property of any third party in a manner which would reasonably be expected to result in material Liability to the Business, as applicable. No Proceeding is pending, or to the Knowledge of the Sellers has been threatened during the past two (2) years (or earlier if not resolved), alleging that any of the Sellers or Codman Sellers, as applicable, are infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any third party in connection with the Business. To the Knowledge of the Sellers, no third party is infringing, misappropriating, diluting, or otherwise violating, in any material respect, any Intellectual Property owned by the Sellers or Codman Sellers, as applicable, and included in the Business Assets.
(c)    All Intellectual Property included in the Business Assets that is material to the Business and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence by the Sellers and their Affiliates (with respect to the Integra Business Assets) and by the Codman Sellers and their Affiliates (with respect to the Codman Business Assets), in each case, in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Knowledge of the Sellers, there has been no unauthorized use or disclosure of any such Intellectual Property. No former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Sellers, the Codman Sellers and their respective Affiliates, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for the Sellers or Codman Sellers, as applicable, in connection with the Business has asserted, and to the Knowledge of the Sellers, no such Person has, any right, title, interest or other claim in any such Intellectual Property.
(d)    The Integra IT Assets have not materially malfunctioned or failed during the past three (3) years. The Sellers shall have, over the past three (3) years, taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Integra IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. To the Knowledge of the Sellers, no Person has gained unauthorized access to the Integra

IT Assets during the past three (3) years in a manner which resulted in unauthorized access to, or the modification, misappropriation, corruption, or encryption of, any material information contained therein. The Sellers have implemented a disaster recovery plan for the infrastructure relating to the Integra Business Assets. Reasonable data backup, data storage, and system redundancy plans are in place with respect to key software applications relating to the Integra Business Assets and are consistent with industry practices; provided, however, that such plans have not been fully tested.
Section 3.8    Litigation. Except as set forth in Schedule 3.8 or for matters to the extent they are Retained Liabilities, as of the date hereof, (%3) there are no Proceedings pending or, to the Knowledge of the Sellers, threatened in writing against any Seller or any Codman Seller, as applicable, specifically relating to the Business (other than the FTC Order) that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of such Seller to enter into and perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby and (%3) there is no unsatisfied judgment, order or decree or any open injunction binding upon any Seller (with respect to the Business Assets and other than the FTC Order).
Section 3.9    Legal Compliance. Except as set forth in Schedule 3.9, and other than with respect to Environmental Laws (which are addressed in Section 3.12) and employment Laws (which are addressed in Section 3.15 below) since January 1, 2016 through the date hereof, with respect to the Business, none of the Sellers or Codman Sellers has received any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any Law, except for notices of violations or failures to comply with any Law that would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.9, to the Knowledge of the Sellers, there is no investigation pending or threatened in writing by any Governmental Authority against any of the Sellers or the Codman Sellers (with respect to the Business Assets) as of the date hereof that would reasonably be expected to have a Material Adverse Effect.
Section 3.10    Licenses, Permits and Authorizations.
(a)    Except as set forth on Schedule 3.10(a) or in the Ancillary Agreements or the Codman Transitional Manufacturing Agreement or the Codman Transitional Services Agreement and other than with respect to Environmental Permits (which are addressed in Section 3.12(a)), such Seller (with respect to the Integra Business) possesses and (with respect to the Codman Business) will possess as of the Closing Date all material Permits necessary to permit it to own, operate, use and maintain its Business Assets (other than Intellectual Property, which is addressed in Section 3.7) in the operation of the Business substantially in the manner in which they are now operated, used and maintained and to conduct the Business substantially as currently conducted by such Seller or the Codman Sellers, as applicable. To the Knowledge of the Sellers, as of the date hereof, (i) all such Permits are in full force and effect, and, (ii) there are no proceedings pending or threatened in writing that seek the revocation, cancellation, suspension or adverse modification thereof, in the case of each of clauses (i) and (ii), except as would not reasonably be expected to have a Material Adverse Effect.

(b)    Except as set forth in Schedule 3.10(b) hereto, the Sellers and, to the Knowledge of the Sellers, the Codman Sellers, have not received any written notice or other written communication from the FDA (i) contesting production or distribution of the Products, or (ii) otherwise alleging any violation of any Law by the Sellers or Codman Sellers, as applicable, related to the manufacturing, marketing, and sale of the Products, as currently conducted.
(c)    Since January 1, 2016, there have been no recalls, field notifications or seizures ordered or, to the Knowledge of Sellers, adverse regulatory actions that were directed specifically at Sellers, the Codman Sellers or the Products taken, nor has any of the same to the Knowledge of Sellers been threatened, by the FDA with respect to the marketing and sale of any Products.
Section 3.11    Absence of Certain Changes or Events. From December 31, 2016 through the date of this Agreement, except as set forth in Schedule 3.11, (a) such Seller has operated the Integra Business only in the ordinary course, (b) the Codman Sellers have operated the Codman Business in the ordinary course and (c) there has not occurred a Material Adverse Effect.
Section 3.12    Environmental Matters. Except as set forth on Schedule 3.12:
(a)    to the Knowledge of the Sellers, the Sellers (with respect to the Integra Business) and the Codman Sellers (with respect to the Codman Business) are in compliance with all applicable Environmental Laws, which compliance includes obtaining and complying with all Environmental Permits necessary for the operation of the Business as currently conducted by them, except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect;
(b)    as of the date hereof, there is no Environmental Claim pending or, to the Knowledge of the Sellers, threatened in writing against any Seller (with respect to the Integra Business) or any Codman Seller (with respect to the Codman Business), except for any Environmental Claim that would not reasonably be expected to have a Material Adverse Effect; and
(c)    the representations and warranties contained in this Section 3.12 shall be the exclusive representations and warranties with respect to Environmental Claims, Environmental Laws and Environmental Matters.
Section 3.13    Brokers’ Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees and expenses will be paid by the Sellers, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any Seller or any of its Affiliates.
Section 3.14    Product Liabilities; Warranties. To the Knowledge of the Sellers, each Product sold by the Sellers prior to the date of this Agreement (collectively, the “Specified Products”), at the time of such sale, was (a) in compliance with all applicable Laws and (b) in conformity with all express warranties made by the Sellers with respect to such Specified Product, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. None of the Sellers has provided any material warranty outside of the ordinary course of business in respect of any Specified Products other than as may be set forth in any of the Contracts constituting the Business Assets.
Section 3.15    Employee Matters; Benefit Plans.
(a)    Schedule 3.15(a) is a true and complete list of each Benefit Plan.
(b)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Benefit Plan and, to the to the Sellers’ Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan.
(c)    No Benefit Plan is (i) a multiemployer plan (within the meaning Section 3(37) or 4001(a)(3) of ERISA) or (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
(d)    No Seller is bound by any collective bargaining agreement with respect to any Business Employee. Except as would not reasonably be expected to have a Material Adverse Effect, there is no labor strike or material work stoppage or lockout pending or, to the to the Sellers’ Knowledge, threatened against any Seller relating to any Business Employee, and no Seller has experienced any such labor strike or material work stoppage or lockout during the past year. There are no labor unions or other organizations representing, purporting to represent and, to the to the Sellers’ Knowledge, no union organization campaign is in progress with respect to, any Business Employee.
(e)    Except as would not reasonably be expected to have a Material Adverse Effect, Sellers are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, classification, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters, in each case, with respect to the Business Employees.
Section 3.16    Purchase Orders. On or prior to the date hereof, Sellers have placed purchase orders for (a) 120,000 meters of Fiber, Optical – Camino (Item Number 30182), the cost of which under such purchase orders is two hundred thirty five thousand two hundred dollars ($235,200), (b) 24,000 Bellows, Gold Plated (Item number 30255), the cost of which under such purchase orders is one hundred seventy seven thousand three hundred and sixty dollars ($177,360) and (c) 8,000 Header Mount Assembly (Item number 30879), the cost of which under such purchase orders is sixty seven thousand seven hundred and sixty dollars ($67,760) (the aggregate cost of four hundred eighty thousand three hundred and twenty dollars ($480,320) of the foregoing, the “Purchase Orders’ Cost”). Sellers make no representations or warranties relating to or in connection with delivery by the applicable suppliers of the Fiber, Optical – Camino, Bellows, Gold Plated or Header Mount Assembly.

Section 3.17    Costs.    Seller’s represent that the costs as used throughout this Agreement and Ancillary Agreements are the actual direct costs for the Products and Services referenced.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
Buyer hereby represents and warrants to the Sellers as follows:
Section 4.1    Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has the corporate power and authority to own or lease its assets and to conduct its business as it is now being conducted, except as would not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into or perform its obligations under this Agreement or the Ancillary Agreements or consummate the transactions contemplated hereby or thereby. Buyer is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which the ownership of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into or perform its obligations under this Agreement or the Ancillary Agreements or consummate the transactions contemplated hereby or thereby.
Section 4.2    Due Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform all obligations to be performed by it, and to consummate the transactions, hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer, and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement and the Ancillary Agreements. This Agreement has been, and as of the Closing the Ancillary Agreements will have been, duly and validly executed and delivered by Buyer, and this Agreement and the Ancillary Agreements constitute, or when executed will constitute (assuming due authorization, execution and delivery of the other parties thereto), valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 4.3    No Conflict. Except as could not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, the execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Buyer do not:
(a)    assuming all required filings, waivers, approvals, consents, authorizations and notices set forth in Schedule 4.3 have been made, given or obtained, violate any provision of, or result in the breach of, any Law applicable to Buyer or require any consent, approval or authorization of any Governmental Authority;
(b)    violate or result in the breach of any Organizational Documents of Buyer; or
(c)    (i) violate, breach or result in a default under any material Contract, indenture or other instrument to which Buyer is a party or by which Buyer is bound, (ii) terminate or result in the termination of any such Contract, indenture or instrument, (iii) result in the creation of any Lien upon any of the properties or assets of Buyer or (iv) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, termination or creation of a Lien.
Section 4.4    Litigation and Proceedings. As of the date hereof, there are no Proceedings or, to the Knowledge of Buyer, investigations, before or by any Governmental Authority pending or, to the Knowledge of Buyer, threatened against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon Buyer which would reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.
Section 4.5    Financial Ability. Buyer has, and as of the Closing will have, unrestricted cash on hand or committed existing lines of credit to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith.
Section 4.6    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.
Section 4.7    Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Buyer will be Solvent. For purposes of this Section 4.7, “Solvent” means that: (a) the fair saleable value (determined on a going concern basis) of the assets of Buyer shall be greater than the total amount of Buyer’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) Buyer shall be able to pay its debts and obligations in the ordinary course of business as they become due; and (c) Buyer shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.
ARTICLE V.
COVENANTS

Section 5.1    Shared Contracts.
(a)    Notwithstanding anything to the contrary herein, Shared Contracts and any rights or obligations thereunder shall not be deemed to be Business Assets. Prior to Closing, the Parties will use their respective reasonable best efforts to cause the Mirrored Shared Contract listed as item 1 on Schedule 5.1 to be replaced with a separate Contract. Further, the Parties shall use commercially reasonable efforts to cause the Shared Contracts set forth on Schedule 5.1 (“Mirrored Shared Contracts”) to be replaced with separate Contracts by Closing that provide that a Seller (with respect to the Excluded Business) and Buyer (with respect to the Business) receive only such rights and obligations under a replacement Contract as are substantially similar to those contract rights and obligations used by it (or, in the case of Buyer, used by a Seller with respect to the Business) in the conduct of its business immediately prior to the Closing Date. To the extent such Mirrored Shared Contracts are not replaced with separate Contracts by Closing, the Parties agree to cooperate and provide each other with commercially reasonable assistance in effecting such separation of such Mirrored Shared Contracts, other than the Shunts Shared Contracts, for a period of eighteen (18) months following the Closing Date. Notwithstanding the foregoing, the separation of the Shunts Shared Contracts and such eighteen (18) month cooperation period shall commence upon mutual agreement of the Parties.
(b)    Buyer shall be solely responsible for any additional Buyer-related costs or fees arising from and under a replacement Contract, in connection with the separation of a Mirrored Shared Contract, or in connection with any arrangement described in this Section 5.1. Until any such Mirrored Shared Contract is separated, to the extent permissible under Law and the terms of such Mirrored Shared Contract, each of the Parties shall (%4) assume and perform the Liabilities and obligations under such Mirrored Shared Contract relating to its respective business or that of its Affiliates (and shall promptly reimburse the other Party for any reasonable expenses relating thereto incurred by the other Party or its Affiliates), (%4) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received pursuant to such Mirrored Shared Contract relating to the business of the other Party or its Affiliates and (%4) endeavor to institute alternative arrangements intended to put the Parties in substantially the same economic position as if such Mirrored Shared Contract were separated as of the Closing Date, including by amending the Integra Transitional Services Agreement such that Sellers and their Affiliates will agree to provide such services as may be required for Buyer and its Affiliates to continue to operate the Integra Business under the Mirrored Shared Contract listed as item 1 on Schedule 5.1; provided, however, that if the Parties are not able to effect the separation of any Mirrored Shared Contract within eighteen (18) months after the Closing Date, then the Sellers and their Affiliates shall have no further obligation to Buyer or its Affiliates with respect thereto and may freely terminate such Mirrored Shared Contract. Buyer shall be solely responsible for replacing any Mirrored Shared Contracts not separated or transitioned hereunder.
(c)    With respect to Liabilities pursuant to, under or relating to a given Mirrored Shared Contract (“Mirrored Shared Contractual Liabilities”), such Mirrored Shared Contractual Liabilities shall, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, be allocated between the Sellers, on the one hand, and Buyer, on the other hand, as follows:

(i)    first, to the extent a Mirrored Shared Contractual Liability is incurred exclusively in respect of a benefit received by the Excluded Business or the Business, such Liability shall constitute a Retained Liability or an Assumed Liability, respectively; and
(ii)    second, to the extent a Mirrored Shared Contractual Liability cannot be so allocated under clause (i) above, such Liability shall be allocated to Integra (on behalf of the Sellers), on the one hand, and to Buyer, on the other hand, as the case may be, based on the relative proportion of total benefits received ((A) to the extent the Liabilities relate to a specific period, over such period and (B) otherwise over the term of the Mirrored Shared Contract, measured up to the date of the allocation) by the Excluded Business, on the one hand, or the Business, on the other hand, under the relevant Mirrored Shared Contract.
(d)    If Sellers, on the one hand, or Buyer, on the other hand, receives any benefit or payment under any Mirrored Shared Contract which was intended for the other Party, the Parties will use their respective commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment to the other Party.
Section 5.2    Post-Closing Access.
(a)    After the Closing, (%4) Buyer shall afford to the Sellers and their Representatives reasonable access, during normal business hours and in such manner as to not unreasonably interfere with the normal operation of the Business, to the books, Contracts, other records and Transferred Employees of the Business and, to the extent any of the foregoing information is in the possession of Buyer, of any Excluded Business, Excluded Asset or Retained Liability as the Sellers or such Representatives reasonably request to the extent reasonably required by the Sellers in connection with their accounting, Tax, legal defense or other similar needs and (%4) each Seller shall afford to Buyer and its Representatives reasonable access, during normal business hours and in such manner as to not unreasonably interfere with normal operation of the Excluded Business, to the properties, books, Contracts, other records and appropriate officers and employees of the Business as Buyer or such Representatives reasonably request to the extent reasonably required by Buyer in connection with its accounting, Tax, legal defense or other similar needs.
(b)    Buyer agrees to hold all of the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by the FTC or applicable Law, and, thereafter, if it is proposed to destroy or dispose of any of such books and records, to offer first in writing at least ninety (90) days prior to such proposed destruction or disposition to surrender them to Integra.
Section 5.3    Excluded Marks.
(a)    Notwithstanding any inference or prior course of conduct to the contrary and except as provided below, in no event shall Buyer, any subsidiary or other Affiliate of Buyer or any other Person, acquire or have any right to use or any other right, title or interest in or to the Excluded Marks, all rights to which, and the goodwill represented thereby, shall be retained by Sellers. Except as otherwise provided in Section 5.3(b) with respect to the Licensed Seller Marks, as soon as practicable following the Closing, but not later than one hundred and eighty (180) days after the

Closing Date, Buyer shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to cease use of the Excluded Marks; provided, however, that Buyer shall not be deemed to have violated this Section 5.3 by reason of (i) its use (including, for the avoidance of doubt, the use of all existing labels, labeling and packing including the identification of the Sellers as the legal manufacturer of such Products) for twenty-four (24) months after Closing of any inventory existing as of the Closing Date and constituting Business Assets, (ii) the appearance of the Excluded Marks in or on any tools, dies, equipment, equipment/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other Business Assets that are used for internal purposes only in connection with the Business; provided that Buyer endeavors to remove such appearances of the Excluded Marks in the ordinary course of the operation of the Business, or (iii) the appearance of the Excluded Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that Sellers distributed in the ordinary course of business or pursuant to a Contract prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Buyer has no control.
(b)    Sellers, on behalf of itself and its Affiliates, hereby grants to Buyer a royalty-free, non-transferable, non-exclusive license in the Territory to use the Excluded Marks owned by the Sellers and used in the Integra Business (the “Licensed Seller Marks”) as follows in connection with the operation of the Business:
(i)    with respect to the Products manufactured by or on behalf of Buyer at the San Diego Manufacturing Facility and placed into finished-goods inventory during the six (6) months following the Closing Date (the “San Diego Products”): (A) Buyer may affix the Licensed Seller Marks on packaging, labeling, instructions for use and the body of the San Diego Products in the same manner as Sellers did in the conduct of the Business prior to the Closing; (B) Buyer may, for a period of twenty-four (24) months following the Closing Date, sell or otherwise distribute such San Diego Products bearing the Licensed Seller Marks; provided that, for the avoidance of doubt, to the extent that any San Diego Products bearing the Licensed Seller Marks remain in inventory following the end of such two-year period, such San Diego Products shall be re-branded, and all appearances of the Licensed Seller Marks shall be removed from such San Diego Products and the packaging, labeling, and instructions for use; and (C) during the period in which Seller continues to be the party who maintains the applicable Permits required to be the legal manufacturer of record for the San Diego Products (which is not to exceed twenty-four (24) months following the Closing Date), Buyer may identify Seller as the legal manufacturer of the San Diego Products on labels, labeling, or otherwise, as identified by Seller in connection with such San Diego Products; provided that, to the extent that any San Diego Products identifying the Seller as the legal manufacturer remain in inventory following the end of such period, Buyer may continue to sell such San Diego Products identifying the Seller as the legal manufacturer for six (6) months after which time such designation shall be removed.
(ii)    with respect to all Products manufactured by Seller or any of its Affiliates for Buyer pursuant to the Integra ICP Transitional Manufacturing Agreement (the “TMA

Products”): (A) Buyer may affix the Licensed Seller Marks on packaging, labeling, instructions for use and the body of the TMA Products in the same manner as Seller did in the conduct of the Business prior to the Closing; (B) Buyer may, for a period beginning on the Closing Date and ending six months following termination or expiration of the Integra ICP Transitional Manufacturing Agreement, sell or otherwise distribute such TMA Products bearing the Licensed Seller Marks; provided that, for the avoidance of doubt, to the extent that any TMA Products bearing the Licensed Seller Marks remain in inventory six months following the termination or expiration of the Integra ICP Transitional Manufacturing Agreement, such TMA Products shall be re-branded, and subject to Section 5.3(b)(ii)(C) below, all appearances of the Licensed Seller Marks shall be removed from such TMA Products and their packaging, labeling, and instructions for use; and (C) during the period in which Seller continues to be the party who maintains the applicable Permits required to be the legal manufacturer of record for the TMA Products (which is not to exceed the expiration or termination of the Integra ICP Transition Manufacturing Agreement), Buyer may identify Seller as the legal manufacturer of the TMA Products on labels, labeling, or otherwise, as identified by Seller in connection with such TMA Products; provided that, to the extent that any TMA Products identifying the Seller as the legal manufacturer remain in inventory following the end of such period, Buyer may continue to sell such TMA Products identifying the Seller as the legal manufacturer for six (6) months after which time such designation shall be removed.
(iii)    with respect to all Integra Shunts manufactured by Seller or any of its Affiliates for Buyer for sale in the United States pursuant to the Integra Shunts Transitional Manufacturing Agreement (the “Shunts TMA Products”): (A) for a period of twenty-four (24) months from the date hereof, Buyer may affix the Licensed Seller Marks on packaging, labeling, instructions for use and the body of the Shunts TMA Products in the same manner as Seller did in the conduct of the Business prior to the Closing; (B) Buyer may, for a period of twenty-four (24) months from the date hereof, sell or otherwise distribute such Shunts TMA Products bearing the Licensed Seller Marks; provided that, for the avoidance of doubt, to the extent that any Shunts TMA Products bearing the Licensed Seller Marks remain in inventory twelve (12) months following such twenty-four (24) month term, such Shunts TMA Products shall be re-branded and all appearances of the Licensed Seller Marks shall be removed from such Shunts TMA Products and their packaging, labeling, and instructions for use.
For purposes of Section 5.3(b)(i) and (ii), “Territory” means worldwide, and for purposes of Section 5.3(b)(iii), “Territory” means the United States of America.
(c)    Buyer’s use of the Licensed Seller Marks pursuant to Section 5.3(b) shall be solely in connection with the San Diego Products and the TMA Products as set forth in Section 5.3(b). Buyer shall ensure that the San Diego Products and TMA Products bearing the Licensed Seller Marks or otherwise distributed or sold under the Licensed Seller Marks are of the same level of quality as applicable Products manufactured and sold by Seller prior to the Closing Date (subject to Seller complying with its applicable obligations under the Integra ICP Transitional Manufacturing Agreement with respect to the quality of the TMA Products it manufactures in accordance therewith).

Buyer’s use of the Licensed Seller Marks shall be subject to all generally applicable style and other usage guidelines in effect for the Licensed Seller Marks immediately prior to the Closing Date. All goodwill associated with the use by Buyer of the Licensed Seller Marks shall inure to the benefit of Seller or its applicable Affiliate(s). Buyer may sublicense the non-exclusive rights granted to Buyer pursuant to Section 5.3(b) to its authorized distributors, vendors, subcontractors, and resellers acting on behalf of Buyer solely as necessary for the continued operation of the Business, but in no other circumstances. Buyer shall be liable for its sublicensees’ compliance with all applicable obligations under this Section 5.3, and any breach by a sublicensee shall be deemed a breach by Buyer. Buyer shall not, and shall not permit or otherwise assist or encourage its sublicensees to, contest the validity or ownership of the Licensed Seller Marks.
(d)    Promptly following termination or expiration of each license granted pursuant to Section 5.3(b), Buyer shall cease all use of the Licensed Seller Marks as had been permitted under such license; provided, however, (i) Buyer shall be permitted to retain materials containing the Licensed Seller Marks to the extent that such materials are required by applicable Law or order of a Governmental Authority to be retained or maintained (ii) Buyer shall not be deemed to have violated this Section 5.3(d) by reason of (A) the continued appearance of the Licensed Seller Marks in or on any tools, dies, equipment, equipment/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other Business Assets that are used for internal purposes only in connection with the Business; provided that Buyer endeavors to remove such appearances of the Licensed Seller Marks in the ordinary course of the operation of the Business, or (B) the appearance of the Licensed Seller Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that Sellers distributed in the ordinary course of business or pursuant to a Contract prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Buyer has no control.
(e)    Buyer hereby agrees to indemnify Seller and the other Seller Indemnified Parties from and against any and all Losses with respect to any Third Party Claim related to or arising out of (i) the use of the Excluded Marks (including the Licensed Seller Marks) in breach of this Section 5.3 and (ii) Buyer’s manufacture, sale, packaging, distribution, promotion, advertising, marketing, importing or exporting of goods or services under the Licensed Seller Marks in accordance with this Section 5.3 or making use of the Integra Business Intellectual Property; provided, however, that such indemnification obligations shall not apply to the extent: (A) Seller is obligated to indemnify Buyer in relation to the relevant Losses under another provision of this Agreement, or (B) such Losses arise from a breach of Seller’s obligations under the Integra ICP Transitional Manufacturing Agreement, Integra Shunts Transitional Manufacturing Agreement or Integra Transition Services Agreement. All claims for indemnification under this Section 5.3(e) shall be subject to the provisions of Section 8.3 through Section 8.7.
(f)    The Parties agree that damages would be an inadequate remedy and that a Person seeking to enforce this Section 5.3 shall be entitled to seek specific performance and injunctive relief as remedies for any breach hereof.
Section 5.4    Credit Support; Release of Guaranty.

(a)    Buyer shall use best efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to the Sellers, on or before the Closing, valid and binding written complete and unconditional releases of the Sellers and their Affiliates, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Credit Support in effect as of the date hereof, including by providing substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the applicable Credit Support and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. If any item of Credit Support has not been released as of the Closing Date, then Buyer shall use its best efforts after the Closing to cause each such unreleased item of Credit Support to be released promptly.
(b)    Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at no time after the Closing Date shall Buyer or any of its Affiliates renew or extend the term of, increase any of the Sellers’ or any of their Affiliates’ obligations under, or transfer to another third party, any item of, subject to or under, any Credit Support.
(c)    Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and after the Closing for any Losses arising out of or relating to any Credit Support.
Section 5.5    Waiver of Bulk Transfer Laws. Notwithstanding anything to the contrary in this Agreement, Buyer waives any rights against the Sellers with respect to any Seller’s non-compliance with the provisions of any bulk sales or bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
Section 5.6    Taxes.
(a)    All transfer, documentary, sales, real property, use, excise, stamp, documentary, filing, recording, registration, value added, gross receipts, permit, license and other such Taxes (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including any filing fees payable in connection with recording the name change and/or assignment of the Registered Intellectual Property to Buyer (collectively, “Transfer Taxes”) shall be borne 100% by Buyer. Buyer shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax and provide to Seller evidence of payment of all Transfer Taxes; provided, however, that if a Seller determines that it is required by applicable Law to pay any Transfer Taxes, then such Seller shall pay such Transfer Taxes, and Buyer shall, subject to receipt of reasonably satisfactory evidence of such Seller’s payment thereof, promptly reimburse Integra (on behalf of such Seller) for such Transfer Taxes, whether or not such Transfer Taxes were correctly or legally imposed by the applicable Tax Authority.
(b)    In the case of any Straddle Period, real, personal and intangible property Taxes and any other ad valorem Taxes (collectively, “Property Taxes”) attributable to a Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period. The Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. In the event that Buyer or any Seller makes or has made any payment for which the other Party is liable under this Section 5.6(b) the applicable Party shall make a reimbursement payment to the other Party promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled, along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
(c)    Buyer and the Sellers shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any action regarding Taxes with respect to the Business and the Business Assets or with respect to the Allocation. Such cooperation shall include the retention of and the provision of records and information reasonably relevant to any such action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, in each case as provided in Section 5.2. Notwithstanding anything herein to the contrary, neither Buyer nor any of its Representatives shall have access to the income Tax Returns or related workpapers of the Sellers or their Affiliates.
(d)    Buyer shall promptly inform the Sellers of any Tax refund, credit or similar benefit received by Buyer that constitutes an Excluded Asset and shall promptly pay to the Sellers the amount of such Tax refund, credit or similar benefit (the “Tax Refund”). Buyer shall pay to the Sellers such Tax Refund within ten (10) days of receipt of such Tax Refund (or, if the Tax Refund is a Tax credit or similar benefit, the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable)) and provide a reasonably detailed description of the Tax Refund. The Parties agree that Tax Refunds for the portion of a Straddle Period ending on the Closing Date shall be determined using the methodologies set forth in Section 5.6(b). Buyer shall, and shall cause its Affiliates to, promptly take all reasonable actions (including those actions reasonably requested by the Sellers) to file for and obtain any Tax refund, credit or similar benefit that would give rise to a Tax Refund. Buyer shall, upon request, permit the Sellers to participate in the prosecution of any such Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of the Sellers, not to be unreasonably withheld, delayed or conditioned.
(e)    Buyer shall not, and shall not cause or permit any Affiliate to, take any action on or after the Closing Date other than in the ordinary course of business if such action would reasonably be expected to have an adverse effect on the Sellers with respect to Taxes, except as required by this Agreement or applicable Law or with the Sellers’ consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 5.7    Production of Witnesses and Individuals; Privilege Matters.
(a)    From and after the Closing, the Sellers, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Proceedings in which the requesting Party may from time to time be involved relating to the conduct of the Business prior to or after the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Persons, the Business and the Excluded Business. The Sellers and Buyer agree to reimburse each other for reasonable out-of-pocket expenses, including reasonable attorneys’ fees, but excluding officers’ or other employees’ salaries, incurred by the other in connection with providing individuals and witnesses pursuant to this Section 5.7(a).
(b)    From and after the Closing, Buyer shall not intentionally disclose, and shall not permit any of its Affiliates to intentionally disclose, any documents or other information that, if disclosed, would cause a waiver of any privilege that could be asserted under Law (%4) if such waiver could reasonably be expected to have an adverse effect on any of the Sellers, the Codman Sellers or their respective Affiliates, (%4) with respect to (A) the Excluded Business, the Excluded Assets or the Retained Liabilities or (B) the process relating to the sale of the Business or (%4) related to a Third Party Claim the defense of which has been assumed by any of the Sellers pursuant to Section 8.3.
Section 5.8    Mail and Other Communications; Wrong Pockets.
(a)    Each of the Sellers, on the one hand, and Buyer, on the other hand, on behalf of itself and its Affiliates, authorizes the Sellers and their Affiliates (and their respective officers, directors, employees and agents), on the one hand, and Buyer and its Affiliates (and their respective officers, directors, employees and agents), on the other hand, as the case may be, if any such Person receives any mail, package or other communication intended for another Party or such Party’s Affiliates or another Person and it is not readily apparent that such is the case, to open such communications and to retain the same to the extent that they relate to the business of the receiving Party. To the extent that any such communications relate to the business of the non-receiving Party or the Codman Sellers, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. No Party shall open mail unambiguously intended for another Party (or, in the case of Buyer and its Affiliates, intended for the Codman Sellers) and marked confidential or proprietary. The provisions of this Section 5.8 are not intended to, and shall not be deemed to, constitute an authorization by a Party to permit another Party to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of another Party for service of process purposes.
(b)    If, at any time following Closing, either Party becomes aware that any Business Asset which should have been transferred to, or any Assumed Liability (whether arising prior to, at or following the Closing) which should have been assumed by, Buyer pursuant to the terms of this Agreement was not transferred to or assumed by Buyer as contemplated by this Agreement, then (i) the Sellers shall promptly transfer or cause their Affiliates to transfer such Business Asset to Buyer, and (ii) Buyer shall promptly assume or cause its Affiliates to assume such Assumed Liability, in each case for no consideration and at the Sellers’ expense.
(c)    If, at any time following Closing, either Party becomes aware that any Excluded Asset which should have been retained by, or any Retained Liability (whether arising prior to, at or following the Closing) which should have been retained by, any Seller pursuant to the terms of this Agreement was transferred to or assumed by Buyer, then (i) the Buyer shall promptly transfer or cause its Affiliates to transfer such Excluded Asset to Sellers, and (ii) Sellers shall promptly assume or cause its Affiliates to assume such Retained Liability, in each case for no consideration and at the Sellers’ expense.
Section 5.9    Employee and Benefit Matters
(a)    Buyer and Sellers intend that the transactions contemplated by this Agreement shall not result in a severance of employment of any Transferred Employee (as defined below) for purposes of providing severance benefits under any Benefit Plan and that the Transferred Employees will have continuous and uninterrupted employment for such purposes immediately before and immediately after the date hereof, and Buyer and each Seller shall make commercially reasonable efforts to ensure the same. Buyer shall provide, no later than ten days prior to the Closing Date, Buyer will make an offer of employment to all Business Employees to commence on the Closing Date. In each case such continued employment or such offer of employment, as applicable, will comply with any applicable Laws and in any event will be on terms and conditions, including basic salary, variable pay, equity compensation, employee benefits, other benefits in kind, severance, position and responsibility that are, in the aggregate, substantially equivalent to the terms and conditions provided to such Business Employee by Integra immediately prior to the Closing Date.
(b)    Each Business Employee who (i) receives such an offer of employment from Buyer and (ii) reports for work on the Closing Date (or such later time as the Business Employee is required to report to work in accordance with the Business Employee’s normal work schedule, taking into account any applicable vacation or other leave of absence) is referred to herein as a “Transferred Employee.” With respect to a Business Employee who is on vacation or other leave of absence as of the Closing Date, references to “Closing Date” or “Closing” in this Section 5.9 and in the definition of Accrued PTO shall refer to the date on which such Business Employee is required to report to work.
(c)    Prior to Closing, Sellers (or their Affiliates) shall solicit in writing the consent of each Business Employee to rollover to Buyer or an applicable Affiliate each such Business Employee’s Accrued PTO upon Closing (the “Accrued PTO Rollover Consents”). For each Business Employee who (i) provides such Accrued PTO Rollover Consent on or prior to Closing, and (ii) becomes a Transferred Employee, Buyer or an applicable Affiliate shall assume and honor such Transferred Employee’s Accrued PTO (the Accrued PTO so assumed, the “Assumed PTO”). Transferred Employees shall be permitted to use their Assumed PTO in a manner consistent with policies applicable to similarly-situated employees of Buyer or an applicable Affiliate, and to accrue additional vacation and other paid-time-off in accordance with Buyer’s or its Affiliate’s policies and procedures, as in effect from time to time. To the extent that any Transferred Employees do not provide an Accrued PTO Rollover Consent upon Closing, the applicable Seller or Seller Affiliate employing such employee shall pay out to such Transferred Employee his or her Accrued PTO at Closing.
(d)    Effective as of the Closing and thereafter, Buyer shall recognize, or shall cause to be recognized, each Transferred Employee’s employment or service with Sellers and their Affiliates (including any current or former Affiliate of Sellers or any predecessor of Seller or an applicable

Affiliate) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Transferred Employee under all employee benefit plans maintained by Buyer and its Affiliates, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans, except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Closing and thereafter, Buyer and its Affiliates shall cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Buyer or an Affiliate of Buyer to be waived with respect to Transferred Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Transferred Employee under the comparable Benefit Plan in which such Transferred Employee participated immediately before the Closing.
(e)    Buyer or its Affiliates shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code to provide continuation coverage to or with respect to any Transferred Employee or Business Employee who does not receive and offer of employment from Buyer that complies with Section 5.9(a) hereof (and, in any case, the employee’s eligible dependents) with respect to any “qualifying event” which occurs after the Closing, and for any Person (or such spouse or dependent of any Business Employee) who is an “M&A qualified beneficiary,” as determined pursuant to Treasury Regulation 54.4980B-9, Q&A 4 et seq. or such other applicable laws, and Buyer hereby agrees to maintain or to cause an affiliate to maintain a “group health plan” under which such Persons are eligible to receive the foregoing benefits for so long as such Persons remain eligible for such benefits.
(f)    Buyer or its Affiliates shall take the necessary action, including any necessary plan amendments, to cause the tax-qualified deferred contribution retirement plan maintained by Buyer or its Affiliates in which the Transferred Employees are eligible to participate (the “Buyer 401(k) Plan”) to permit each Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(3) of the Code, inclusive of loans), in the form of cash or notes (in the case of loans), in an amount equal to the full account balance distributable to such Transferred Employee from the 401(k) plan maintained by Sellers to the Buyer 401(k) Plan.
(g)    Immediately prior to the Closing, (i) Sellers shall transfer all of the obligations and liabilities of any Code Section 125 flexible spending plan maintained by Sellers (the “Sellers 125 Plan”) attributable to the Transferred Employees and their dependents and beneficiaries to a Code Section 125 flexible spending plan maintained or to be established by Buyer or one of its Affiliates (the “Buyer 125 Plan”) and (ii) the Buyer 125 Plan shall credit each such Transferred Employee’s flexible spending account with the balance so transferred. Each Transferred Employee eligible to participate in the Buyer 125 Plan shall be permitted to continue his or her election in effect under the Sellers 125 Plan for the remainder of the calendar year in which the Closing Date occurs, subject to the limitation on contributions contained in the Sellers 125 Plan, and Buyer shall, or cause its Affiliates to, honor any such election, and the Buyer 125 Plan shall honor any claims incurred by a Transferred Employee during such calendar year that would otherwise be an eligible expense under the Sellers 125 Plan, whether or not such expense was incurred before, on or after the Closing Date.

(h)    The provisions of this Section 5.9 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.9, express or implied, shall confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Buyer or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.9, express or implied, shall be: (i) an amendment or deemed amendment of any plan providing benefits to any employee, or (ii) construed to interfere with the right of Buyer or its Affiliates to terminate the employment or other service relationship of any of the Transferred Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Transferred Employees, or (iii) deemed to obligate any Buyer or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.
Section 5.10    Non-Assignment.
(a)    Notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer any Proceeding, asset, Contract, Transferred Governmental Permit or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof (including consents and approvals of Governmental Authorities) is required but has not been obtained within eighteen (18) months following the Closing Date and shall constitute an Excluded Asset hereunder unless and until such consent or approval is no longer required or has been obtained. Each of the Parties shall use its commercially reasonable efforts to obtain any such consent or approval that has not been obtained prior to the Closing for a period of up to eighteen (18) months after the Closing Date; provided that no Seller shall be required to make any payment or grant any concession to any Person to obtain any such consent or approval from such Person or incur any material out-of-pocket expenses in connection therewith.
(b)    In the event and to the extent that any Seller is unable to obtain any such consent or approval required to assign, license, sublicense, lease, sublease, convey or transfer any Business Asset to Buyer, such Seller shall, for a period no longer than eighteen (18) months following the Closing Date, continue to hold, and to the extent required by the terms applicable to such Business Asset, operate such Business Asset, in the case of personal property, and to be bound thereby in the case of Contracts, and unless not permitted by Law, Buyer shall pay, perform and discharge fully, promptly when due, all the obligations of such Seller thereunder from and after the Closing Date, and Buyer shall indemnify the Seller Indemnified Parties for all Losses arising out of such performance or failure to perform by Buyer. In furtherance of the foregoing, the applicable Seller shall use commercially reasonable efforts to cooperate, for a period no longer than eighteen (18) months following the Closing Date, in any reasonable and lawful arrangement as to such Seller and Buyer designed to provide the benefits arising under such Business Asset, including accepting such reasonable direction as Buyer shall request of such Seller. Such Seller shall, without further consideration therefor, pay and remit to Buyer promptly all monies, rights and other considerations received in respect of such performance. Buyer shall indemnify the Seller Indemnified Parties for all Losses arising out of any actions (or omissions to act) of such Seller (%4) taken at the direction of Buyer or any of its Affiliates or (%4) absent willful misconduct, taken at the initiative of such Seller with respect to any Contracts, leases, subleases, licenses, sublicenses or other rights or commitments which constitute Business Assets. The applicable Seller shall indemnify the Buyer Indemnified Parties for all Losses arising out of any actions by it which constitute willful misconduct, unless such activities were taken at the direction of Buyer or any of its Affiliates.
(c)    Notwithstanding anything else set forth in this Section 5.10, no Seller nor any of its Affiliates shall be required to take any action that may, in the reasonable judgment of Integra, (%4) result in a breach of any obligation which any Seller or any of its Affiliates has to any third party or (%4) violate applicable Law.
(d)    Buyer agrees that, so long as the Sellers have complied with their obligations under the last sentence of Section 5.10(a), none of the Sellers shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such consent or approval and no representation or warranty of the Sellers contained herein shall be breached or deemed breached as a result, directly or indirectly, of the failure to obtain any such consent or approval.
Section 5.11    Confidentiality.
(a)    For a period of two (2) years from the Closing Date, the Sellers and Buyer shall hold, and shall cause their respective Affiliates and Representatives to hold, in confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information (as defined herein) of the other Party; provided that the Parties may disclose, or may permit disclosure of, Confidential Information (%4) to their respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the Sellers or Buyer, as the case may be, shall be responsible or (%4) if the Parties, their Affiliates or their Representatives are compelled to disclose any such Confidential Information by judicial or administrative process or, upon the advice of legal counsel, by other requirements of Law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the Sellers or Buyer, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which the Parties shall reasonably cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party who is required to disclose Confidential Information shall furnish, or cause to be furnished, only that portion of the Confidential Information that is required by Law to be disclosed. “Confidential Information” shall mean all proprietary technical, operational, financial or other business information of one Party or its Affiliates (including such information as becomes property of the Sellers pursuant to the Codman Purchase Agreement), which prior to, on or following the Closing Date has been disclosed by any of the Sellers, the Codman Sellers or their respective Affiliates or Representatives, on the one hand, or Buyer or its Affiliates, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such Party or its Affiliates or (2) lawfully acquired from other sources by such Party or its Affiliates; provided, however, in the case of this subclause (2) that such sources did not provide such information in breach of any confidentiality or other legal obligations). Notwithstanding anything to the contrary in this Agreement, (%4) the performance by the Sellers or any of their Affiliates of Integra’s obligations under the Integra Transitional Services Agreement, Integra Shunts Transitional Manufacturing Agreement and Integra ICP Transitional Manufacturing Agreement shall be deemed not to be a violation by any Seller or its Affiliates of this Section 5.11, (%4) the performance by the Buyer or any of its Affiliates of Buyer’s obligations under the Reverse Transitional Services Agreement shall be deemed not to be a violation by any Buyer or its Affiliates of this Section 5.11 and (iii) the provisions of this Section 5.11 shall not limit the obligations of the Parties or any of their Affiliates under any Ancillary Agreements.
(b)    Notwithstanding anything to the contrary set forth herein and except to the extent set forth in an Ancillary Agreement, (%4) the Sellers and their Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (%4) confidentiality obligations provided for in any agreement between any Party or any of its Affiliates, on the one hand, and any employee of the Business, such Party or any of its Affiliates, on the other hand, shall remain in full force and effect.
Section 5.12    Insurance. Buyer shall not have any access, right, title or interest to or in any insurance policies of the Sellers, the Codman Sellers or any of their respective Affiliates (including to any claims and rights to make claims and any rights to proceeds) that cover any Business Assets or any Liability arising from the operation of the Business. Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Business. Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of the Business under or in respect of any past or current insurance policies under which the Business is a named insured.
Section 5.13    Accounts Receivable. Buyer shall not take, and shall not permit any of its Representatives to take, any action that could impair, delay or otherwise adversely affect the Sellers’ ability to collect the full amount of all accounts receivable and other such claims for money due to any Seller from any third party to the extent arising from the rendering of services or the sale of goods by the Business prior to the Closing Date.
Section 5.14    Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as set forth on Schedule 5.14, as contemplated by the Codman Purchase Agreement, as contemplated by this Agreement, or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall (x) operate the Integra Business in the ordinary course and consistent with prior practice and (y) not do any of the following with respect to the Integra Business or, except as contemplated by the Codman Purchase Agreement, provide its consent to the Codman Sellers doing any of the following with respect to the Codman Business:

(a)    materially increase sales of the Integra Products outside of the ordinary course of business;
(b)    permit or allow any of the Sellers’ or Codman Sellers’ material Business Assets to be subjected to any Liens, other than Permitted Liens;
(c)    sell, assign, transfer, convey, lease or otherwise dispose of any material Business Assets, except in the ordinary course of business or pursuant to the terms of a Business Contract; or
(d)    enter into any Contract to do any of the foregoing.
Section 5.15    Inspection. From the date hereof through the earlier of the Closing or the termination of this Agreement, the Sellers (with respect to the Integra Business) shall afford to Buyer and its Representatives reasonable access, during normal business hours, upon reasonable advance notice, and in such manner as to not unreasonably interfere with normal operation of the Integra Business, to the properties, books, records and appropriate employees of the Sellers (with respect to the Integra Business), and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Integra Business as Buyer or such Representatives reasonably request; provided that the Sellers shall have no obligation to disclose any information (a) that is subject to privilege or similar restrictions, (b) the disclosure of which would result in a violation of Law or any agreement with a third party or (c) relating to personnel records of the Sellers relating to individual performance or evaluation records, medical histories or other information which in Integra’s good faith opinion is sensitive or the disclosure of which could subject any Seller to risk of liability.
Section 5.16    Support of Transaction.
(a)    Buyer and each Seller shall (and shall each cause its subsidiaries to) (%4) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Buyer, the Sellers or their respective Affiliates are required to obtain in connection with the consummation of the transactions contemplated hereby, and (%4) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of Article VI; provided, however, that no Party shall be obligated to pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining any such consents or approvals.
(b)    Buyer and each Seller shall use best efforts to obtain the FTC Consent, and if the FTC notifies, in writing or otherwise, Buyer or the Sellers (or the Affiliates of either of them) that this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby are not acceptable as proposed, then each party hereto shall be obligated to take such actions as are necessary to obtain the FTC Consent.
(c)    Buyer and each Seller will promptly (and in any event within five (5) Business Days after the date hereof) provide any notices to and make any filings with any Governmental Authority that are necessary to consummate the transactions contemplated hereby. Buyer shall, and shall cause its subsidiaries and Affiliates to, promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the federal or state or foreign Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade that may be required by any Governmental Authority, so as to enable the Parties to cause the Closing to occur as soon as practicable after the date hereof. Each of the Parties shall keep the other Parties fully informed of all communications with any Governmental Authority and shall not submit or otherwise provide any information to such Governmental Authority without first having provided an opportunity to the other Parties’ antitrust counsel to review and comment upon such information.
(d)    The Parties shall not independently participate in any formal meeting or substantive discussion with any Governmental Authority in respect of any such filings or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.
(e)    The Sellers shall use their commercially reasonable efforts to cause the release of the Liens set forth on Schedule 1.1(l) prior to the Closing and, if such Liens are not released prior to the Closing, Sellers shall continue to use their commercially reasonable efforts to obtain such releases of the Liens set forth on Schedule 1.1(l)..
Section 5.17    Competition. The Parties agree and acknowledge that the provisions of this Agreement and any Ancillary Agreement will not be construed to limit or restrict in any manner the right of the Sellers or any of their Affiliates to develop, manufacture, use, sell, distribute or commercialize in any manner any catheter, monitor, adapter cable or any other product, including any product competitive with the Products, either in the United States or outside of the United States. Nothing contained in this Agreement will be construed as prohibiting the Sellers or any of their Affiliates from: (a) acquiring (whether by merger, asset or stock acquisition or otherwise) another company, business or line of products (including by license thereof or through investment therein), which makes, has made, sells, has sold, markets, has marketed, distributes or has distributed or otherwise represents a product which is substantially similar to or equivalent to a Product and continuing to operate such company, business or line of products following such acquisition; or (b) entering into a joint venture, alliance or other similar collaborative arrangement between any Seller or any of their Affiliates and any third party which joint venture makes, has made, sells, has sold, markets, has marketed, distributes or has distributed a product which is substantially similar to or equivalent to a Product and continuing to participate in such collaboration.
Section 5.18    Shared Components. To the extent that Sellers own, as of the Closing Date, any Intellectual Property in, or required for the manufacture of, the Shared Components (the “Shared Components IP”), Sellers hereby grant to Buyer a non-exclusive, worldwide, irrevocable, fully-paid up right and license under such Intellectual Property to make, have made, use, sell, offer for sale, and import the Shared Components in connection with the Business (the “Shared Components License”). The Shared Components IP is licensed to Buyer as it exists as of the Closing Date, and Buyer shall have no right or license to any improvements, derivative works, or modifications to the Shared Components IP developed or created by or on behalf of the

Sellers following the Closing. Subject to Section 3.7, the Shared Components IP is licensed “as is,” without representation or warranty of any kind, including without limitation any implied warranties of title, merchantability, fitness for a particular purpose, or non-infringement of third-party rights. For the avoidance of doubt, no right or license is granted hereunder in any Third Party IP. To the extent that the Shared Components IP includes any trade secrets, such Shared Components IP shall be treated by Buyer as Confidential Information of Sellers, and Buyer shall maintain the confidentiality of such Shared Components IP in accordance with Section 5.11; provided, however, that the obligations of confidentiality under Section 5.11 with respect to such Shared Components IP shall last for so long as such Shared Components IP remain trade secrets (even after the two (2) year term otherwise applicable to obligations of confidentiality under Section 5.11). The Shared Components License is personal to Buyer and shall not be assignable or transferable to any other Person; provided, however, Buyer may (i) transfer all or a part of its respective rights and obligations under this Section 5.18, or sublicense the Shared Components License to its Affiliates for so long as they remain Affiliates of Buyer; (ii) transfer all of its rights and obligations under this Section 5.18 to any third party in connection with an acquisition of Buyer (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise); and (iii) transfer all or part of its respective rights and obligations under this Section 5.18 or sublicense the Shared Components License to any third party in connection with an acquisition of the Business or any other discrete unit or division of the Business (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise), provided that such transfer or sublicense is limited to the rights licensed to Buyer hereunder in connection with the operation of such business unit or division, provided that business unit or division is capable of being operated on a stand-alone basis, provided that the transfer or sublicense is limited solely to the business unit or division being sold; and provided that, in each of the above cases, such transferee, assignee or successor agrees to be bound by this Section 5.18.
Section 5.19    Returned Goods. For a period of one hundred and eighty (180) days after the Closing Date, Buyer agrees to use commercially reasonable efforts to adhere to the returned goods policy set forth on Schedule 5.19 with respect to all Codman Products received from customers, whether sold by the Codman Sellers or Buyer, to the extent any such returned Codman Product has the name or trademark of any Codman Seller or any of their Affiliates on it.
Section 5.20    Product 510(k). Notwithstanding the foregoing, Integra or any of its Affiliates may reference any or all of the 510(k)s for any Codman Product or Integra Shunts, or submit applications for and hold one or more duplicates of any or all of such 510(k)s, in each case to the extent Integra determines necessary or useful solely in connection with its commercialization of the Codman Products outside of the United States or the Integra Shunts outside of the United States. For the avoidance of doubt, Integra and its Affiliates will not (a) use such 510(k)s for the purpose of commercializing the Codman Products or the Integra Shunts, or any product based, in whole or in part, on such 510(k)s, in the United States or (b) file any new 510(k)s for the purpose of commercializing the Codman Products or the Integra Shunts in the United States.
Section 5.21    Fiber Optic Cable.

(a)    Integra shall, prior to the Closing, continue validation of the Fiber Optic Cables, and following the Closing, Buyer, shall use its best efforts to validate such Fiber Optic Cables as promptly as practicable after the Closing.
(b)    Integra shall, on or prior to Closing, pay (or cause to be paid) the aggregate Purchase Orders’ Cost described in Section 3.16 or, if not so paid prior to Closing, shall retain such payment obligations as Retained Liabilities for all purposes hereunder.
Section 5.22    Intellectual Property License.
(a)    To the extent that Sellers own any Intellectual Property (other than Trademarks, domain names, and the Shared Components IP) that is used in the Business as of the Closing Date and that is not included in the Business Assets (“Excluded Business IP”), Sellers hereby grant to Buyer a perpetual, royalty-free, fully paid up, non-exclusive, non-transferable and non-sub-licensable (except as provided in sub-paragraph (e) below) license to use and otherwise exploit the Excluded Business IP solely in connection with the operation of the Business.
(b)    Buyer hereby acknowledges and agrees that the license granted hereunder is limited to the Excluded Business IP as it exists on the Closing Date and that Seller shall have no obligation whatsoever to provide support, maintenance, revisions, updates, upgrades, bug fixes or any other assistance of any kind to Buyer in connection with the Excluded Business IP. Buyer hereby acknowledges and agrees that it shall not at any time file any application to register, or otherwise claim ownership of, the Excluded Business IP anywhere in the world.
(c)    Buyer agrees not to disclose to any third party any trade secrets or other confidential information included in the Excluded Business IP, treating such Excluded Business IP in the same manner (but in no event using less than a commercially reasonable degree of care) as Buyer treats other similarly sensitive Intellectual Property owned by the Buyer.
(d)    Subject to the representations and warranties in Section 3.7, the Excluded Business IP is licensed “as is” without warranty of any kind. Except as expressly provided in Section 3.7, Sellers make no warranties, whether express, implied, statutory, or otherwise, with respect to the Excluded Business IP or the license granted pursuant to this Section 5.22, including, without limitation, any warranties of merchantability, fitness for a particular purpose, or non-infringement of third-party rights.
(e)    The license granted to Buyer pursuant to this Section 5.22 may not be sublicensed, assigned or otherwise transferred by Buyer without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, without such consent, either party may assign its rights and obligations hereunder to an Affiliate or to a third party in connection with a sale or transfer (by means of a merger, stock sale or otherwise) or substantially all of the assets related to the Products, in the case of Buyer; provided further that any such assignment shall not limit the obligations of either party under this Agreement to the extent not performed by such Affiliates or third parties. This License shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 5.22 shall be void.

ARTICLE VI.
CONDITIONS TO OBLIGATIONS
Section 6.1    Conditions to Each Party’s Obligations. The obligation of Buyer to purchase the Business Assets from Sellers and assume the Assumed Liabilities and the obligations of Seller to sell, assign, convey and deliver the Business Assets to Buyer will be subject to the satisfaction prior to the Closing of the following conditions:
(a)    the FTC shall have preliminarily approved the Buyer as the purchaser of the Business Assets hereunder;
(b)    the transactions contemplated under the Codman Purchase Agreement shall be closed; and
(c)    there shall not be any Law enacted, promulgated or issued by any Governmental Authority restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.
Section 6.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
(a)    (i) each of the Fundamental Representations shall be true and correct in all material respects as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date) and (ii) all other representations and warranties of the Sellers contained in Article III (without regard to any “material,” “Material Adverse Effect” or similar qualification) shall be true and correct as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date) except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect;
(b)    the Sellers shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by the Sellers at or before the Closing; and
(c)    Integra shall have delivered to Buyer a certificate signed by an officer of Integra, dated as of the Closing Date, certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) have been fulfilled.
Section 6.3    Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Sellers:

(a)    all representations and warranties of Buyer contained in Article IV (without giving effect to any limitations as to materiality set forth herein) shall be true and correct as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date) except where the failure to be so true and correct would not reasonably be expected to adversely affect any Seller in any material respect or have a material adverse effect on the ability of Buyer to consummate the Closing or otherwise perform its obligations under this Agreement and the Ancillary Agreements;
(b)    Buyer shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing; and
(c)    Buyer shall have delivered to the Sellers a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 6.3(a) and Section 6.3(b) have been fulfilled.
ARTICLE VII.
TERMINATION
Section 7.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)    by the mutual consent of Buyer and the Sellers as evidenced in writing signed by each of Buyer and the Sellers;
(b)    by Buyer, if there has been a material breach by any Seller of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any material condition to the obligations of Buyer at the Closing and such breach has not been cured by such Seller within thirty (30) days after written notice thereof from Buyer;
(c)    by Integra, if there has been a material breach by Buyer of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any material condition to the obligations of any Seller at the Closing and such breach has not been cured by Buyer within thirty (30) days after written notice thereof from any Seller;
(d)    by Integra (A) on and after the termination of the Codman Purchase Agreement, (B) if Buyer is not preliminarily approved by the FTC or other necessary Governmental Authority as a purchaser of the Business Assets hereunder, or (C) if the FTC staff informs Integra in writing that the FTC staff will not recommend approval of Buyer as the purchaser of the Business Assets hereunder or that this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby are not acceptable, and despite the Parties’ compliance with their respective obligations as set forth herein, including but not limited to Section 5.16(b), negotiations with the FTC have terminated without a mutually acceptable resolution; and, if permitted by Law, a copy of such notice is provided to Buyer by Integra.

(e)    by either Buyer or Integra if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
(f)    by either Buyer or Integra, if the Closing has not occurred on or before December 31, 2017 (provided that, in the event that, the Codman Purchase Agreement is amended to extend the Outside Date (as defined in the Codman Purchase Agreement) past December 31, 2017, such amendment shall apply to this Section 7.1(f) and extend the date of December 31, 2017 in this Section 7.1(f) to match the Outside Date under the Codman Purchase Agreement) or such later date as the Parties may agree upon.
Section 7.2    Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party hereto; provided, however, that if this Agreement is validly terminated by a Party as a result of an intentional, material breach of this Agreement by a non-terminating Party, then the terminating Party shall be entitled to all rights and remedies available under Law or equity against such non-terminating Party. The provisions of this Section 7.2 and Article IX shall survive any termination of this Agreement. Further, the Confidentiality Agreement shall not be affected by a termination of this Agreement.
ARTICLE VIII.
INDEMNIFICATION
Section 8.1    Survival. Any representations and warranties of the Parties contained in this Agreement and all claims for breaches of Pre-Closing Covenants shall survive the Closing until twelve (12) months after the Closing Date, except that the Sellers’ representations and warranties in Section 3.1 (Organization and Qualification), Section 3.2 (Due Authorization) and Section 3.13 (Brokers’ Fees) and Buyer’s representations and warranties in Section 4.1 (Organization of Buyer), Section 4.2 (Due Authorization), and Section 4.6 (Brokers’ Fee) shall survive until the third (3rd) anniversary of the Closing Date. No claim for a breach of a representation, warranty or covenant may be made or brought by any Party hereto after the expiration of the survival period unless such claim has been asserted by proper written notice under this Article VIII, specifying the details of the claim on or prior to the expiration of any applicable survival period. If such written notice of a claim has been given in accordance with this Article VIII prior to the expiration of the survival period for such claim, then such claim shall survive until it has been finally resolved.
Section 8.2    Indemnification.
(a)    Subject to the provisions of this Article VIII, from and after the Closing, the Sellers shall indemnify and hold harmless Buyer and its Affiliates, successors and permitted assigns and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur arising from (%4) any breach of any representation or warranty of the Sellers in this Agreement, (%4) any breach of any covenant of the Sellers in this Agreement (%4) the Retained Liabilities and (iv) solely if Buyer has continuously used its best efforts to complete a successful validation of the Fiber Optic Cables and such Fiber Optic Cables have not been successfully validated prior to the twelve-month anniversary of the Closing, 50% of any out of pocket third-party expenses reasonably incurred by Buyer (in an amount not to exceed $1,000,000.00) related to the identification and validation of alternate material.
(b)    Subject to the provisions of this Article VIII, from and after the Closing, Buyer shall indemnify and hold harmless the Sellers and their Affiliates, successors and permitted assigns and their respective Representatives (the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties incur arising from (%4) any breach of any representation or warranty of Buyer in this Agreement, (%4) any breach of any covenant of Buyer in this Agreement and (%4) the Assumed Liabilities.
Section 8.3    Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
(a)    Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2 (without regard to the limitation in Section 8.4(a) or Section 8.4(b)) shall promptly (%4) notify Integra, in the case of a Buyer Indemnified Party, or Buyer, in the case of a Seller Indemnified Party (as the case may be, the “Indemnifying Party”) of the Third Party Claim and (%4) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses that are or may be attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
(b)    The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article VIII, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party by all appropriate proceedings, to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof and including, if applicable, any permitted assumption thereof by the Codman Sellers under the Codman Purchase Agreement; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional release by the third party asserting the claim to all Indemnified Parties directly affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying

Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
(c)    If the Indemnifying Party fails to notify the Indemnified Party (i) within thirty (30) days after receipt of any Claim Notice exclusively related to the Integra Business Assets or (ii) within sixty (60) days after receipt of any Claim Notice related to the Codman Business Assets that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable costs and expenses (but only if the Indemnified Party is actually entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided that if at any time the Indemnifying Party acknowledges in writing such Third Party Claim is a Loss subject to this Article VIII, the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim in accordance with Section 8.3.
(d)    A claim for indemnification for any matter not involving a Third Party Claim must be asserted by prompt written notice to the Party from whom indemnification is sought, such notice to describe in reasonable detail the nature of the claim and the Indemnified Party’s best estimate of the amount of Losses attributable to the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
(e)    In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article VIII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.
(f)    From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

Section 8.4    Limitations on Liability. Notwithstanding anything to the contrary herein:
(a)    no amount shall be payable by any Seller pursuant to Section 8.2(a)(i) unless and until the aggregate amount of Losses indemnifiable under Section 8.2(a)(i) exceeds $712,500 (and then only to the extent of such excess); provided, however, that Losses indemnifiable with respect to breaches of the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Due Authorization) and Section 3.13 (Brokers’ Fees) shall not be subject to the foregoing limitation;
(b)    no amount shall be payable by any Seller pursuant to Section 8.2(a)(i) for any Losses in the amount of $75,000 or less with respect to any matter or series of substantially related matters and such Losses shall not be included in calculating the threshold established in Section 8.4(a);
(c)    notwithstanding anything to the contrary contained in this Agreement, the maximum amount of aggregate indemnifiable Losses which may be recovered from the Sellers under Section 8.2(a)(i) shall be $4,750,000; provided, however, that Losses indemnifiable with respect to breaches of the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Due Authorization) and Section 3.13 (Brokers’ Fees) shall not be subject to the foregoing limitation but instead shall not exceed the Purchase Price; provided, further, that, for the avoidance of doubt, the maximum amount of aggregate indemnifiable Losses which may be recovered from the Sellers under Section 8.2(a)(iv) shall be $1,000,000;
(d)    a Party must give written notice to the other Party within a reasonable period of time after becoming aware of any breach by such other Party of any representation, warranty, covenant, agreement or obligation in this Agreement; and
(e)    no Seller shall have any Liability for any breach of representation or warranty in this Agreement of which Buyer had Knowledge on or prior to the date of this Agreement.
Section 8.5    Computation of Indemnifiable Losses.
(a)    Any amount payable pursuant to this Article VIII (%4) shall be decreased to the extent of any insurance proceeds received by the recipient of such amount in respect of an indemnifiable Loss and (%4) shall be reduced by any recoveries from third parties pursuant to indemnification or otherwise in respect thereto.
(b)    The amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined: (%4) by the written agreement between the Indemnified Party and the Indemnifying Party; (%4) by a final judgment or decree of any court of competent jurisdiction; or (%4) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it.

(c)    Any Party receiving indemnity shall assign to the Indemnifying Party all of its claims for recovery against third parties as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise. In any case where an Indemnified Party recovers from third parties any amount (other than any amounts deducted pursuant to Section 8.5(a)) in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article VIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (%4) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (%4) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.
(d)    In the event that any Seller is conducting any defense against a Third Party Claim for which a Buyer Indemnified Party has sought indemnification, reasonable expenses incurred by any Seller Indemnified Party in connection therewith, including reasonable legal costs and expenses, shall constitute Losses for purposes of determining the maximum aggregate amount to be paid by the Sellers pursuant to Section 8.4(c).
Section 8.6    Mitigation of Damages.
(a)    An Indemnified Party shall, to the extent practicable and reasonably within its control and at the expense of the Indemnifying Party, make commercially reasonable efforts to mitigate any damages of which it has adequate notice; provided that the Indemnified Party shall not be obligated to act in contravention of applicable Law or in contravention of reasonable and customary practices of a prudent person in similar circumstances. The Indemnifying Party shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible to make commercially reasonable efforts to minimize damages before such damages actually are incurred by the Indemnified Party.
(b)    Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article VIII to use commercially reasonable efforts to obtain any insurance proceeds and indemnification payments payable to such Indemnified Party by any third party available with regard to the applicable claims. The amount which the Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article VIII shall be reduced (retroactively, if necessary) by any insurance proceeds, indemnification payments or other amounts actually recovered by or on behalf of the Indemnified Party in reduction of the related damages in accordance with Section 8.5(a). If the Indemnified Party shall have received the payment required by this Agreement from the Indemnifying Party in respect of damages and shall subsequently receive insurance proceeds, indemnification payments or other amounts in respect of such damages, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, indemnification payments or other amounts actually received in accordance with Section 8.5(c).
Section 8.7    Exclusive Remedy. From and after the Closing, notwithstanding anything to the contrary herein, the Parties hereby agree that, except (a) for the obligations provided in Section 8.2 (Indemnification) and (b) for the right of any Party to seek specific performance, no Party shall have any Liability, and no Party shall make any claim for any Loss or other matter, under, arising out of or relating to this Agreement, any other document, agreement, certificate or other instrument delivered pursuant hereto or the transactions contemplated hereby whether based on contract, tort, strict liability, other Laws or otherwise; provided that the foregoing shall not limit any rights or remedies pursuant to the Integra Transitional Service Agreement, Integra ICP Transitional Manufacturing Agreement or Reverse Transitional Services Agreement. Each Party hereby irrevocably waives to the fullest extent permitted under applicable Law the remedy of rescission.
Section 8.8    Waiver of Other Representations.
(a)    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE BUSINESS, THE BUSINESS ASSETS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE BUSINESS OR THE BUSINESS ASSETS.
(b)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE SELLERS’ INTERESTS IN THE BUSINESS ARE BEING TRANSFERRED THROUGH THE SALE OF THE BUSINESS ASSETS “AS IS, WHERE IS, WITH ALL FAULTS,” AND THE SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS ASSETS AND THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE BUSINESS AND THE BUSINESS ASSETS.
Section 8.9    Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Purchase Price for Tax purposes.
ARTICLE IX.
MISCELLANEOUS
Section 9.1    Notices. Any notice, request, instruction or other communication to be given hereunder by either Party to the other Party shall be in writing and delivered personally, or sent by postpaid registered or certified mail, or by email (provided confirmation of email receipt is obtained and such notice, request, instruction or other communication is also subsequently sent within one (1) Business Day thereafter by postpaid registered or certified mail):
If to Buyer, to:

Natus Medical Incorporated
ATTN: Legal Department
1501 Industrial Road
San Carlos, CA 94121
Email: whill@natus.com

With a copy (which will not constitute notice) to:
Natus Medical Incorporated
ATTN: Jim Hawkins, CEO
6701 Koll Center Parkway, Suite 120
Pleasanton, CA 94566
Email: jhawkins@natus.com

If to any Seller, to:
Integra LifeSciences Holdings Corporation
311 Enterprise Drive
Plainsboro, NJ 08536
Attn: General Counsel
Email: richard.gorelick@integralife.com
Attn: SVP Corporate Development
Fax: (609) 936-2385
with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4834
Attn: Edward Sonnenschein
Jason Morelli
Email: ted.sonnenschein@lw.com
jason.morelli@lw.com
or to such other address or addresses as the Parties may from time to time designate in writing.
Section 9.2    Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that with respect to the Codman Business and Codman Business Assets, to the extent necessary or useful under the Codman Purchase Agreement or the agreements contemplated thereby, any of the Sellers may assign this Agreement or any part hereof or thereof in full or in part to the Codman Sellers; provided, further, that no such assignment shall relieve the Sellers of their obligations to Buyer hereunder. Notwithstanding the foregoing, Buyer may assign this Agreement or any part hereof to an Affiliate of Buyer without the prior written consent of the Sellers, provided, however, that no such assignment shall relieve Buyer of its obligations to the Sellers hereunder. This

Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.3    Rights of Third Parties; Non-Recourse. Except for Section 5.4(c), Section 5.10(b) and Article VIII, which are intended to be enforceable by the Buyer Indemnified Parties and the Seller Indemnified Parties as provided therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees of any Party or any of the Affiliates of any of the foregoing (except for those Persons expressly named as parties hereto) shall have any liability or obligation for any of the representations, warranties, covenants or agreements of any Party hereunder.
Section 9.4    Expenses. Except as provided in Section 5.6(a), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated, including all fees of its legal counsel, financial advisers and accountants.
Section 9.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
Section 9.6    Entire Agreement. This Agreement (together with the schedules and exhibits to this Agreement) and the Ancillary Agreements constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. The Confidentiality Agreement is hereby terminated without any further force or effect.
Section 9.7    Acknowledgement by Buyer. BUYER HAS CONDUCTED TO ITS SATISFACTION AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE BUSINESS, THE BUSINESS ASSETS AND THE SELLERS. IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BUYER HAS RELIED SOLELY ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION AND THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE DISCLOSURE SCHEDULE.
Section 9.8    Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or outside the ordinary course of business or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement, Law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Each disclosure in the Disclosure Schedule shall be deemed to qualify all representations and warranties of the Sellers notwithstanding the lack of a specific cross-reference.
Section 9.9    Amendments; Rescission; and Modification.
(a)    This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.
(b)    If at the time the FTC determines to make final its FTC Order concerning the acquisition contemplated by the Codman Purchase Agreement, the FTC notifies Sellers that Buyer is not an acceptable purchaser of the Business Assets, then each of Seller and Buyer shall have the right immediately to rescind this Agreement, and the provisions of Section 7.2 shall be applicable as if a termination of this Agreement had occurred.
(c)    If at the time the FTC determines to make final its FTC Order concerning the acquisition contemplated by the Codman Purchase Agreement, the FTC notifies Seller that this Agreement is not an acceptable manner of divestiture, Integra and Buyer shall reasonably seek to modify this Agreement as may be necessary to satisfy the FTC in accordance with Section 5.16(b).
Section 9.10    Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of the Parties, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock exchange after such consultation with the other Parties as is reasonable under the circumstances.
Section 9.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
Section 9.12    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that might be applicable under conflicts of laws principles.
(b)    The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Wilmington, Delaware and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Wilmington, Delaware with respect to any matter under this Agreement shall be binding.
(c)    To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 9.12(b).
(d)    THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
Section 9.13    Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, the Parties shall be entitled, in addition to any other remedy to which any Party may be entitled at law or in equity, to an injunction or injunctions or other relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in each case without the requirement of posting a bond or proving actual damages (which requirements the other parties hereby waive).
Signature Page Follows.

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.
SELLERS:

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By: /s/ Peter J. Arduini
Name: Peter J. Arduini
Title: President and Chief Executive Officer

INTEGRA LIFESCIENCES CORPORATION

By: /s/ Peter J. Arduini
Name: Peter J. Arduini
Title: President and Chief Executive Officer

INTEGRA LIFESCIENCES SALES LLC

By: Integra LifeSciences Corporation, as Sole
Member

By: /s/ Peter J. Arduini
Name: Peter J. Arduini
Title: President and Chief Executive Officer

INTEGRA LIFESCIENCES (IRELAND) LIMITED

By: /s/ Neal Glueck
Name: Neal Glueck
Title: Director

INTEGRA NEUROSCIENCES IMPLANTS (FRANCE) SAS

By: /s/ Neal Glueck
Name: Neal Glueck
Title: Chairman

INTEGRA LIFESCIENCES SERVICES (FRANCE) SAS

By: /s/ Neal Glueck
Name: Neal Glueck
Title: President

INTEGRA NEUROSCIENCES LIMITED

By: /s/ Neal Glueck
Name: Neal Glueck
Title: Director

INTEGRA LIFESCIENCES ITALY S.R.L

By: /s/ Stéphane Corp
Name: Stéphane Corp
Title: Chairman of the Board

INTEGRA GMBH

By: /s/ Neal Glueck
Name: Neal Glueck
Title: Managing Director

INTEGRA LS (BENELUX) NV

By: /s/ Neal Glueck
Name: Neal Glueck
Title: Director

INTEGRA CANADA ULC

By: /s/ Peter J. Arduini
Name: Peter J. Arduini
Title: Sole Director, President and CEO

INTEGRA CI INC.

By: /s/ Peter J. Arduini
Name: Peter J. Arduini
Title: President and Chief Executive Officer

BUYER:

NATUS MEDICAL INCORPORATED

By: /s/ James B. Hawkins
Name: James B. Hawkins
Title: President and CEO